Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

RACETRAC, INC.,

HERO SUB INC.,

and

POTBELLY CORPORATION

Dated as of SEPTEMBER 9, 2025

i

TABLE OF CONTENTS

(cont’d)

ii

TABLE OF CONTENTS

(cont’d)

EXHIBITS
Exhibit A	Certificate of Incorporation of the Surviving Corporation

ANNEXES
Annex I	Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 9, 2025, by and among RaceTrac, Inc., a Georgia corporation (“Parent”), Hero Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Potbelly Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. The respective boards of directors of each of the Company and Merger Sub have unanimously approved and declared advisable, and the board of directors of Parent has unanimously approved, this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, and Parent shall cause the sole stockholder of Merger Sub to approve and adopt this Agreement by written consent immediately following its execution;

B. Pursuant to this Agreement, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the shares of Company Common Stock issued and outstanding, at a price per share of Company Common Stock of $17.12 (such amount, or any higher amount per share of Company Common Stock paid pursuant to the Offer, as may be adjusted in accordance with Section 2.6(b), the “Per Share Price”), to the holder of such share of Company Common Stock, in cash, without interest thereon (but subject to applicable withholding), on the terms and subject to the conditions set forth in this Agreement;

C. Following consummation of the Offer, subject to the terms and conditions of this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the DGCL, and each share of Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, other than any Dissenting Company Shares or Owned Company Shares, will thereupon be converted into the right to receive cash in an amount equal to the Per Share Price, on the terms and subject to the conditions set forth in this Agreement;

D. Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

E. The Company Board has unanimously (a) determined and declared that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interests of the Company and the Company Stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) resolved to recommend that the Company Stockholders accept the Offer and tender their shares to Merger Sub pursuant to the Offer and (d) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL; and

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain directors and officers of the Company are entering into a support agreement with Parent and the Company (the “Support Agreement”) pursuant to which each such individual has agreed, among other things, to (a) tender all shares of Company Common Stock he or she beneficially owns in the Offer and (b) take certain other actions in furtherance of the Merger, in each case, on the terms and subject to the conditions provided for in the Support Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement with the Company that contains terms that are not materially less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement (provided that, for the avoidance of doubt, any such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal, and may expressly permit compliance by the Company with its obligations under this Agreement, including Section 5.3).

(b) “Acquisition Proposal” means any bona fide written offer or proposal from any Person (other than an offer or proposal by Parent or Merger Sub) or Group, relating to any (i) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any Person or Group, or stockholders of any such Person or Group, of more than 20% of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such transaction.

(c) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, no Company Franchisee shall be deemed to be an Affiliate of the Company solely by virtue of being a Company Franchisee or a party to a Company Franchise Agreement.

(d) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Offer or the Merger.

(e) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 29, 2024, set forth in the Company’s Form 10-K filed by the Company with the SEC on March 6, 2024.

(f) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in Atlanta, Georgia or New York, New York.

(g) “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136, and any administrative or other guidance published with respect thereto by any Governmental Authority.

(h) “Code” means the Internal Revenue Code of 1986.

(i) “Company Board” means the Board of Directors of the Company.

(j) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(k) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(l) “Company Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of February 7, 2024, by and among Potbelly Sandwich Works, LLC, Wintrust Bank, N.A., as administrative agent, the loan parties thereto and the lenders party thereto, and all collateral, pledge, security and other agreements and documents related thereto.

(m) “Company FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of Company Franchises.

(n) “Company Franchisee” means a Person other than the Company or any of its Subsidiaries that is granted a right directly by the Company or any of its Subsidiaries to develop or operate, or to license others to develop or operate, a Company Franchise within a specific geographic area or at a specific location.

(o) “Company Information” means all confidential, proprietary or sensitive information, in any form, maintained, owned, processed or controlled by or on behalf of the Company or any of its Subsidiaries.

(p) “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(q) “Company Material Adverse Effect” means any change, event, effect, development, condition, occurrence or circumstance that, individually or in the aggregate, has a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, none of the following, and no changes, events, effects, developments or occurrences arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) any general economic conditions, or conditions in the global, international or United States economy generally;

(ii) any conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) any conditions in the industries in which the Company and its Subsidiaries conduct business (including supply chain delays and increases in raw material prices);

(iv) any regulatory, legislative or political conditions (including civil unrest, protests and public demonstrations, any government responses thereto (e.g., curfews) and any escalation or worsening thereof);

(v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyber-attack (including by means of cyber-intrusion or other cyber-security breach), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

(vii) any (A) epidemic, pandemic or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof, or (B) Law or mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law or directive, pronouncement or guideline or interpretation thereof or any material worsening of such conditions;

(viii) the negotiation, execution, delivery or performance of this Agreement, or the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, franchisees, employees, regulators, Governmental Authorities, vendors or any other Person (provided that the exceptions set forth in this clause (viii) shall not apply in connection with any breach of or inaccuracy in any representation or warranty set forth in this Agreement expressly addressing the consequences of the negotiation, execution, delivery, performance or the announcement of this Agreement and the Transactions, or any condition in Annex I as it relates to the accuracy of any such representation or warranty);

(ix) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(x) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(xi) any changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement, implementation or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any applicable Law, regulation or policy (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(xii) any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise contemplated by the exceptions to this definition);

(xiii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in the foregoing clause (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise excluded by the exceptions to this definition);

(xiv) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xv) any government shutdown or slowdown;

(xvi) any Transaction Litigation;

(xvii) the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business; and

(xviii) any breach by Parent or Merger Sub of this Agreement;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (xi) and (xv) to the extent that such changes, events, effects, developments, conditions, occurrences, or circumstances has had, or would reasonably be expected to have, a disproportionate adverse effect on the Company relative to other similarly situated companies operating in the same segment of the restaurant industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(r) “Company Options” means outstanding options to purchase shares of Company Common Stock granted pursuant to the Company Stock Plan or otherwise.

(s) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(t) “Company PSUs” means (i) performance-based restricted stock units of the Company and (ii) market stock units of the Company, granted pursuant to the Company Stock Plan.

(u) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.

(v) “Company RSUs” means time-vested restricted stock units of the Company, granted pursuant to the Company Stock Plan.

(w) “Company SEC Reports” means, collectively, all registration statements, prospectuses, forms, reports, schedules, statements and other documents (including exhibits and schedules thereto and all other information incorporated by reference) filed or furnished (as applicable) by the Company with the SEC under the Exchange Act or the Securities Act, as have been amended since the time of their filing.

(x) “Company Stock Plan” means, the Company’s 2019 Long-Term Incentive Plan (as amended from time to time).

(y) “Company Stockholders” means the holders of shares of Company Common Stock.

(z) “Company Termination Fee” means an amount equal to $19,800,000.

(aa) “Company Warrants” means the warrants to purchase shares of Company Common Stock issued pursuant to that certain Securities Purchase Agreement, dated February 9, 2021, between the Company and the purchasers party thereto.

(bb) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(cc) “Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, warranty, commitment, arrangement, undertaking, obligation, purchase order, sales order, term sheet, letter of intent, memorandum of understanding or other similar instrument, in each case, that is legally binding and to which the Company or any of its Subsidiaries is a party, including any amendments, supplements, extensions or renewals thereof.

(dd) “DOJ” means the United States Department of Justice or any successor thereto.

(ee) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, stock option, stock purchase or other equity or equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, employment, individual consulting, severance, termination, retention, success, change of control, welfare or fringe benefit plan, agreement (including individual agreements) or arrangement maintained or contributed to (or required to be contributed to) by the Company or any Subsidiary (or to which the Company or a Subsidiary is a party) with or for the benefit of any current or former employee, director or other individual service provider of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability, other than any Multiemployer Plan, any such plan, scheme or arrangement that is required to be maintained, or contributed to, by the Company or any of its Subsidiaries pursuant to applicable Law, or any of the foregoing that is sponsored or maintained by a Governmental Authority or Company Franchisee.

(ff) “Environmental Law” means any applicable Law relating to pollution or the protection of the environment or, to the extent relating to exposure to Hazardous Substances, worker health and safety.

(gg) “Environmental Permits” means any licenses, permits, authorizations or registrations required under Environmental Laws.

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ii) “ERISA Affiliate” means each Person, trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is, has been (at a relevant time with respect to which the Company or any of its Subsidiaries continues to have any liability) or would be treated as a single employer for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(jj) “Exchange Act” means the Securities Exchange Act of 1934.

(kk) “Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

(ll) “Franchise Laws” means the FTC Rule and any other applicable Law regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans including any pre-sale registration or disclosure law.

(mm) “FTC” means the United States Federal Trade Commission or any successor thereto.

(nn) “FTC Rule” means the FTC trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

(oo) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(pp) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(qq) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority (including, for the avoidance of doubt, any liquor, beer, wine, mixed beverage or other alcohol permit or license).

(rr) “Group” has the meaning as used in Section 13 of the Exchange Act.

(ss) “Hazardous Substance” means any material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws due to its dangerous or deleterious qualities, including petroleum and its by-products, friable asbestos, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

(tt) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(uu) “Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, (a) any indebtedness for borrowed money, including under the Company Credit Agreement (other than between or among the Company and its Subsidiaries), (b) any obligations evidenced by bonds, debentures, notes or similar instruments (other than between or among the Company and its Subsidiaries), (c) any obligations or liabilities pursuant to guarantees and arrangements having the economic effect of (x) a guarantee of any Indebtedness or (y) any lease obligations, in each case of any other Person other than a wholly owned Subsidiary of the Company, (d) any obligations under any swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection agreement, (e) any obligations in respect of letters of credit, bank guarantees, security or performance bonds or similar Contracts or arrangements (other than security or performance bonds entered into in the ordinary course of business), and (f) any obligations for guarantees by the Company or one of its Subsidiaries of any Indebtedness described in clauses (a) through (e) of any other Person, other than a wholly owned Subsidiary of the Company; provided that Indebtedness shall not include accounts receivable and payable in the ordinary course of business.

(vv) “Information Security Incident” means any unauthorized access to, acquisition, use, disclosure, loss, destruction, alteration, compromise, or breach of the security, confidentiality, integrity, or availability of Personal Information, Company Information or Systems regardless of whether such incident results in actual harm, and whether such information or systems are processed, stored, transmitted or otherwise handled by the Company, its Subsidiaries or any third party acting on their behalf.

(ww) “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof (“Patents”); (ii) works of authorship and copyrights (whether registered or unregistered), applications for copyright registration (and all translations, adaptations, derivations and combinations of the foregoing) (“Copyrights”); (iii) trademarks, service marks, trade names, logos, slogans, trade dress and other source indicators and registrations and applications to register any of the foregoing, including intent-to-use registrations or similar pending reservations of marks (as well as all goodwill associated with each of the foregoing) (“Marks”); (iv) internet domain names and social media identifiers and handles; (v) rights in software (including object code, source code, or other form), data, data sets, databases, and collections of data; (vi) rights in trade secrets, confidential information, know-how, ideas, methods, recipes, formulae, methodologies, processes, technology, customer lists and inventions; (vii) moral rights and rights of publicity; and (viii) any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to any of clauses (i) – (vii) above (or any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property to the extent protectable by applicable Law).

(xx) “Intervening Event” means any material change, development, event, effect or circumstance or change in circumstances or facts (including any change in probability or magnitude of circumstances) that (i) was not known to or reasonably foreseeable by the Company Board on the date of this Agreement (or if known to the Company Board, the consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement), (ii) did not result from a material breach of this Agreement by the Company and (iii) does not relate to any Acquisition Proposal.

(yy) “IRS” means United States Internal Revenue Service.

(zz) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge after reasonable inquiry, as of the date of this Agreement, of the individuals listed on Section 1.1(yy) of the Company Disclosure Letter.

(aaa) “Law” means any U.S. federal, national, state, county, municipal, provincial, local, non-U.S. or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(bbb) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, audit, inquiry, arbitration, mediation, hearing, or other similar or related legal, administrative, regulatory, or governmental proceeding—whether civil, criminal or administrative—brought by or pending before any Governmental Authority, arbitrator, mediator, tribunal, or other body with legal or regulatory jurisdiction.

(ccc) “Licensed Intellectual Property” means Intellectual Property licensed to the Company or its Subsidiaries (i) under any Contract set forth on Section 1.1(ddd)(xii) of the Company Disclosure Letter or (ii) that is material to the Company and its Subsidiaries, taken as a whole.

(ddd) “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

(eee) “Material Contract” means any of the following Contracts (together with any Contract of the type described in clauses (i) through (xv) entered into after the date of this Agreement and prior to the Closing Date) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are legally bound (other than an Employee Plan, Real Property Lease, or JV Lease):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K that constitute an Employee Plan) with respect to the Company and its Subsidiaries, taken as whole, or Contract that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(ii) any Contract with a Top Supplier;

(iii) any Contract containing any covenant limiting the right of the Company or any of its Subsidiaries to (A) engage in any line of business, (B) own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses or (C) solicit, hire, engage, retain or employ any Person’s current or former employees, in each case, other than (y) any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (z) solely in the case of clauses (A) and (C), are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract that limits the ability of the Company or its Subsidiaries to offer Franchises in any line of business or with any Person or in any geographic area or market segment (including any license, collaboration, area franchise, master franchise, area development, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing, other than any Company Franchise Agreements that provide Company Franchisees territorial protections in the ordinary course of business;

(v) (A) any Company Franchise Agreement or (B) any Contract that provides for the development by a Company Franchisee of three (3) or more Franchises and such Company Franchisee has not satisfied the entirety of such commitment;

(vi) any Contract containing “most favored nation requirements,” “exclusivity” or similar provisions that are material to the Company, other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less;

(vii) any Contract (A) containing any “earn-out” provisions or other contingent payment obligations that would reasonably be expected to result in payment obligations by the Company or any of its Subsidiaries after the date of this Agreement or (B) under which the Company or any of its Subsidiaries has continuing obligations (1) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a fair market value in excess of $500,000 other than in the ordinary course of business; or (2) pursuant to which the Company or any of its Subsidiaries acquired an ownership interest in any other Person or other business enterprise, other than any Subsidiary of the Company, with such ownership interest having a fair market value in excess of $500,000;

(viii) any Contract which by its express terms requires payments by or to the Company or any of its Subsidiaries in excess of $1,000,000, individually or in the aggregate, in any twelve (12)-month period following the date of this Agreement (excluding, for the avoidance of doubt, any Contract with a minimum commitment which does not require, by its express terms, payments in excess of $1,000,000, individually or in the aggregate, in any such twelve (12)-month period);

(ix) any Contract (A) with respect to Indebtedness for borrowed money; (B) providing for Indebtedness (other than for borrowed money); (C) providing for Indebtedness comprising guarantees of third party obligations or liabilities in excess of $100,000; or (D) that creates or grants a Lien on any material property or material asset of the Company or any of its Subsidiaries other than Permitted Liens (excluding, for the avoidance of doubt, intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);

(x) any Contract obligating the Company or any of its Subsidiaries to make any capital commitment or capital expenditure in an amount in excess of $500,000 that may not be cancelled by the Company or its Subsidiaries upon notice of ninety (90) days or less;

(xi) any Contract that prohibits or requires the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of capital stock of the Company or any of its Subsidiaries;

(xii) any Contract pursuant to which the Company or any of its Subsidiaries grants to a third party a license to or assignment of any Company Intellectual Property or a third party grants to the Company or any of its Subsidiaries a license to or assignment of any Intellectual Property owned by such third party, in each case, other than (A) Contracts involving payments of less than $300,000 in the aggregate, (B) non-exclusive licenses granted to Company Franchisees and (C) non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xiii) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(xiv) any collective bargaining agreement or other similar labor-related Contract with a labor union, works council, or labor organization representing any employees of the Company or any of its Subsidiaries;

(xv) any Contract that involves a joint venture or partnership (it being understood that this clause (xv) does not include commercial arrangements where there is no joint ownership by the Company or any of its Subsidiaries and the counterparty of equity in a Person); and

(xvi) any Contract involving the settlement of any pending or threatened litigation against the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries will have material ongoing obligations after the Closing Date.

(fff) “NASDAQ” means The NASDAQ Global Select Market.

(ggg) “Order” means any order, judgment, judicial decision, decree (including any consent decree or similar agreed order or judgment), injunction, ruling, award, settlement, stipulation, writ or verdict, whether civil, criminal or administrative, in each case, that is entered, issued or rendered by any Governmental Authority of competent jurisdiction.

(hhh) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person.

(iii) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet due and delinquent or that are being contested in good faith and by appropriate proceedings and for which an adequate reserve is reflected in the Company’s financial statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or payable, or that are being contested in good faith and by appropriate proceedings and for which an adequate reserve is reflected in the Company’s financial statements in accordance with GAAP; (iii) liens imposed by applicable Law (other than Laws in respect of Taxes); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case, that do not adversely affect in any material respect the current occupancy and use of the applicable property; (vii) any non-exclusive licenses of any Intellectual Property entered into in the ordinary course of business (including Franchise Agreements); (viii) liens pursuant to any Indebtedness; or (ix) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any leased real property unless caused by the Company or any of its Subsidiaries.

(jjj) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(kkk) “Personal Information” means any Company Information that identifies, relates to, or describes, an identified or identifiable natural person or that is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual or household.

(lll) “Privacy Commitments” means all (i) Privacy Laws, (ii) the Company’s privacy policies, notices or statements published by the Company or its Subsidiaries, (iii) internal policies, procedures or standards of the Company or its Subsidiaries, (iv) binding industry standards with respect to the security of Systems and the privacy, security, and other processing of Personal Information (including the Payment Card Industry Data Security Standard), and (v) Contracts to which the Company or its Subsidiaries is bound to the extent related to the collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information.

(mmm) “Privacy Laws” means any applicable Laws relating to the privacy, confidentiality, protection, transfer, disclosure, sale or security of Personal Information or Systems, including, without limitation, all Laws governing telemarketing or digital marketing.

(nnn) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) internet domain names.

(ooo) “Relationship Laws” means any Laws regulating franchise termination, non-renewal, unfair practices or other aspects of the relationship between franchisors and franchisees, including the requirements of such Laws with respect to notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

(ppp) “Release” means any release, spill, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dumping, pouring, or disposing of Hazardous Materials into the environment.

(qqq) “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, consultants, investment bankers, attorneys, agents, advisors and other representatives.

(rrr) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(sss) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(ttt) “Securities Act” means the Securities Act of 1933.

(uuu) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person, or (iii) controlled by such first Person.

(vvv) “Superior Proposal” means any Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “51%”) on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel and taking into account the legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers in good faith to be relevant) would be, if consummated, more favorable, from a financial point of view, to the Company Stockholders than the Transactions (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 5.3(d)).

(www) “Systems” means all of the following that are owned by, licensed by or used by the Company or its Subsidiaries, including software, computer hardware (whether general or special purpose), websites, website content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications, telecommunications systems, cloud and hosted systems, mobile devices and IoT, security and backup systems, data storage services, networks, interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any such outsourced systems used by the Company or its Subsidiaries.

(xxx) “Tax” means any U.S. federal, state, local, or non-U.S. gross or net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital, profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property, environmental, windfall profits, customs, duty, or other similar governmental charge, whether disputed or not, imposed by, or in the name of, any Taxing Authority (including any such liabilities imposed by reason of being a transferee or as a result of successor liability) together with any applicable interest, penalties, or additions to Tax imposed thereon by such Taxing Authority.

(yyy) “Tax Return” means any return, declaration, report, statement or information return required to be filed with a Taxing Authority with respect to Taxes, including any schedule, attachment or amendment.

(zzz) “Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

(aaaa) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (or their respective directors or officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to this Agreement or the Transactions, other than any Legal Proceedings solely among the Parties related to this Agreement.

(bbbb) “Treasury Regulation” or “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

(cccc) “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988.

(dddd) “Willful Breach” means shall mean an intentional and material breach, or an intentional and material failure to perform, in each case that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

1.2 Index of Additional Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2025 Annual Bonuses	6.7(c)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Anti-Takeover Laws	3.3(c)

Term	Section Reference
Benefit of the Bargain Damages	8.2(b)
Bylaws	3.1(b)
Capitalization Date	3.6(a)
Certificate of Merger	2.3(a)
Certificates	2.9(c)(i)
Charter	3.1(b)
Chosen Courts	9.10
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	Article III
Company Franchise	3.29(a)
Company Franchise Agreements	3.29(a)
Company Related Parties	8.3(d)
Company Securities	3.6(d)
Compensation Committee	2.7(b)
Confidentiality Agreement	9.4
Continuation Period	6.7(c)(i)
Copyrights	1.1(vv)
D&O Insurance	6.6(c)
Delaware Secretary	2.3(a)
Depository Agent	2.9(a)
Determination Notice	5.3(d)(ii)(B)
DGCL	Recitals
Dissenting Company Shares	2.6(c)
DTC	2.9(d)
Effective Time	2.3(b)
Electronic Delivery	9.14
Enforceability Exceptions	3.2
FCPA	3.23
Franchise Schedule Period	3.29(f)
Indemnified Person(s)	6.6(a)
JV Lease	3.13(c)
Leased Real Property	3.13(b)
Marks	1.1(vv)
Maximum Annual Premium	6.6(c)
Merger	Recitals
Merger Consideration	2.6(a)(ii)
Merger Sub	Preamble
Minimum Condition	Annex I
Multiemployer Plan	3.18(b)
New Plans	6.7(d)(ii)
Notice Period	5.3(d)(ii)(B)

Term	Section Reference
Offer	Recitals
Offer Acceptance Time	2.1(d)
Offer Commencement Date	2.1(c)
Offer Conditions	2.1(b)
Offer Documents	2.1(f)
Offer Expiration Time	2.1(c)
Offer to Purchase	2.1(b)
Old Plans	6.7(d)(ii)
Option Consideration	2.7(c)
Other Indemnified Persons	6.6(e)
Owned Company Shares	2.6(a)(iii)
Parent	Preamble
Party	Preamble
Patents	1.1(vv)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Per Share Price	Recitals
Pre-Closing Period	5.1
Pre-Closing Transaction	6.14
Pre-Closing Transaction Proceeds	6.14
PSU Consideration	2.7(b)
Real Property Leases	3.13(b)
Restriction	6.2(c)
RSU Consideration	2.7(a)
Sanctions	3.24(a)
Schedule 14D-9	2.1(j)(ii)
Stockholder List Date	2.1(k)
Substituted PSU Cash Award	2.7(a)
Substituted PSU Cash Award	2.7(b)
Support Agreement	Recitals
Surviving Corporation	2.3(c)
Termination Condition	Annex I
Termination Date	8.1(c)
Top Suppliers	3.25
Transactions	Recitals
Uncertificated Shares	2.9(c)(i)
Unvested Company RSU	2.7(a)
Vested Company RSU	2.7(a)
Vesting Date	2.7(b)
Warrant Consideration	2.8

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “hereunder,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time, and shall include any and all exhibits, schedules, addendums and attachments to such Contract.

(k) All accounting terms used herein will be interpreted in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) Documents or other information or materials will be deemed to have been “made available” or “disclosed” by the Company if such documents, information or materials have been (i) publicly filed on the SEC EDGAR database as part of a Company SEC Report (or expressly incorporated by reference into a Company SEC Report); (ii) posted to a virtual data room titled “Project Brickyard” managed by the Company at www.datasite.com; or (iii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case with respect to clauses (i) – (iii), at least one (1) Business Day prior to the execution and delivery of this Agreement.

(p) All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE OFFER AND THE MERGER

2.1 The Offer.

(a) Commencement of the Offer. Subject to the terms and conditions of this Agreement, and unless this Agreement shall have been validly terminated in accordance with Article VIII, as promptly as practicable after the execution and delivery of this Agreement and in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the outstanding shares of Company Common Stock (other than Owned Company Shares) at a price per share of Company Common Stock equal to the Per Share Price to the holder of the share of Company Common Stock in cash, without interest thereon (but subject to applicable withholding).

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the satisfaction or waiver of the Minimum Condition, the Termination Condition and the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms and conditions of the Offer set forth in this

Agreement, including the Minimum Condition, the Termination Condition and the other Offer Conditions. Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Per Share Price), in each case, only (and Merger Sub shall not do so except) in a manner not inconsistent with the terms of this Agreement, except that, for the avoidance of doubt, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Per Share Price (except to the extent required pursuant to Section 2.1(i)), (iii) directly or indirectly amend, modify, supplement or waive the Minimum Condition or the Termination Condition, (iv) add to the Offer Conditions set forth on Annex I or directly or indirectly amend, modify or supplement any Offer Condition, (v) directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner that is adverse to the holders of shares of Company Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent, Merger Sub or the Company to consummate the Offer or the Merger, (vi) terminate the Offer or accelerate, extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the other provisions of this Section 2.1), (vii) change the form of consideration payable in the Offer, or (viii) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with the terms of this Agreement, is hereinafter referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be 5:00 p.m. (New York City time) on the date that is twenty-one (21) Business Days (determined pursuant to Rule 14d-1(g)(3) and Rule 14e-1(a) promulgated under the Exchange Act) from the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 promulgated under the Exchange Act (the “Offer Commencement Date”). Subject to the Parties’ respective rights to terminate the Agreement in accordance with Article VIII, Merger Sub shall (and Parent shall cause Merger Sub to):

(i) extend the Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or NASDAQ (including in order to comply with Rule 14e-1(b) promulgated under the Exchange Act in respect of any change in the Per Share Price) or as may be necessary to resolve any comments of the SEC or the staff or NASDAQ, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and

(ii) if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub (to the extent permitted hereunder), extend the Offer (x) on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer or shorter period as the Parties may agree) or (y) if any then-scheduled Offer Expiration Time is ten (10) or fewer Business Days before the Termination Date, until 5:00 p.m., New York City time, on the day before the Termination Date (or such other date and time as the Parties may agree); provided, however, that without the Company’s written consent, Merger Sub shall not extend the Offer, and without Parent’s prior written consent, Merger Sub shall not be required to extend the Offer, in each case, beyond the earlier of (1) the Termination

Date or (2) the valid termination of this Agreement in accordance with Section 8.1; provided, however, that in the case of clause (1), if at the Termination Date or any time thereafter Parent is not then permitted to terminate this Agreement pursuant to Section 8.1(c), Merger Sub shall be required to (and Parent shall cause Merger Sub to) extend the Offer beyond the Termination Date.

(d) Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) (i) consummate the Offer and irrevocably accept for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after (and in any event, no later than the first (1st) Business Day after) the Offer Expiration Time (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after (and in any event, no later than the second (2nd) Business Day after) the Offer Acceptance Time, pay for such shares of Company Common Stock.

(e) Termination of the Offer. Parent and Merger Sub shall not terminate the Offer or permit the Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended in accordance with this Agreement), unless and until this Agreement is validly terminated in accordance with Section 8.1. In the event that this Agreement is validly terminated pursuant to Section 8.1 prior to any scheduled expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (but in any event not more than one (1) Business Day after such termination) irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the record holders thereof in accordance with applicable Law.

(f) Offer Documents. Promptly on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain the Offer to Purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other customary ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any exhibits, supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable Law. The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents (none of which will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading) and, unless previously withdrawn in accordance with Section 5.3(e), shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by or on behalf of it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case, as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments and supplements thereto (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (A) provide the Company and its counsel any written comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company and its counsel prompt written notice of any material discussions with or oral comments received from the SEC staff), (B) provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by the Company and its counsel on any such proposed responses. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(g) Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery are “received” (as defined by Section 251(h) of the DGCL) by Merger Sub or by an agent of Merger Sub; provided that, for the avoidance of doubt, Merger Sub shall not have any obligation to make any payment for such shares of Company Common Stock unless and until such shares of Company Common Stock are delivered in settlement or satisfaction of such guarantee.

(h) Notification of Offer Status. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request, provide the Company as soon as reasonably practicable with the most recent report then available from the Depository Agent detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

(i) Adjustment to the Per Share Price. Without limiting the Company’s obligations under Section 5.2, the Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the shares of Company Common Stock occurring on or after the date of this Agreement and prior to the Offer Acceptance Time.

(j) Company Actions.

(i) Approval. The Company hereby approves of and consents to the Transactions. The Company agrees that no shares of Company Common Stock held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(ii) Schedule 14D-9. Concurrently with or as soon as reasonably practicable following the filing of the Schedule TO with the SEC, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time and including any exhibits thereto, the “Schedule 14D-9”) that, unless the Company Board (or a committee thereof) has effected a Company Board Recommendation Change in accordance with Section 5.3(d), shall include the Company Board Recommendation and the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 to be disseminated to holders of shares of Company Common Stock as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Law, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9 (none of which will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading). The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by or on behalf of it for use in the Schedule 14D-9 if and to the extent that such information is or shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case, as and to the extent required by applicable Law. Except with respect to any filing in connection with or following a Company Board Recommendation Change made in accordance with Section 5.3(d) or in connection with any disclosures made in compliance with Section 5.3, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments and supplements thereto (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to filing such documents with the

SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. Except with respect to any filing in connection with or following a Company Board Recommendation Change or in connection with any disclosures made in compliance with Section 5.3, the Company shall (A) provide Parent and its counsel any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent and its counsel prompt telephonic notice of any oral comments received from the SEC staff), (B) provide Parent and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent and its counsel on any such proposed responses. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(k) Stockholder Lists. In connection with the Offer, the Company shall, or shall instruct its transfer agent to, furnish to Parent and Merger Sub (x) promptly after the date of this Agreement and (y) from time to time thereafter as requested by Parent, a list of its stockholders and mailing labels containing the names and addresses of the record holders of shares of Company Common Stock as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of record holders, security position listings and computer files and all other information in the Company’s possession regarding the beneficial owners of the shares of Company Common Stock, and shall furnish to Parent and Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of shares of Company Common Stock (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of shares of Company Common Stock, Parent and Merger Sub and their Representatives shall (i) hold in confidence such lists, files and information and will use such information only in connection with the Transactions, including the Offer and the Merger, and (ii) if this Agreement is terminated, promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

2.2 The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place promptly following (but in any event on the same date as) the Offer Acceptance Time, except if the conditions set forth in Section 7.1(b) shall not be satisfied or, to the extent permitted hereunder and by applicable Law, waived as of such date, in which case the Closing shall take place no later than the first (1st) Business Day on which all conditions set forth in Section 7.1(b) are satisfied or, to the extent permitted hereunder and by applicable Law, waived, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, or remotely by exchange of documents and signatures (or their electronic counterparts) or such other location as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

2.3 The Merger.

(a) Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as promptly as practicable on the Closing Date, Parent, Merger Sub and the Company shall (i) cause a certificate of merger in customary form and substance (the “Certificate of Merger”), to be executed and delivered to the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) for filing in such form as required by and in accordance with the applicable provisions of the DGCL and (ii) take all other necessary or appropriate action to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the Company Stockholders. The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.

(b) Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been duly filed with and accepted by the Delaware Secretary or at such later time and date as may be agreed by the Parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c) Surviving Corporation. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d) Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

2.4 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.6(a)).

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall automatically be amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.6(a)).

2.5 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.6 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities of Parent, Merger Sub or the Company, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will automatically be cancelled, extinguished and converted into the right to receive the Per Share Price in cash (the “Merger Consideration”), without interest, in accordance with the provisions of Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent, Merger Sub or any of Parent’s other Subsidiaries (including shares of Company Common Stock acquired pursuant to the Offer), in each case, as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Merger Consideration. Without limiting the Company’s obligations under Section 5.2, the Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by holders of such Company Common

Stock who are entitled to demand appraisal and who have (or for which the “beneficial owner” (as defined, for purposes of this Section 2.6, in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who have (and, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the DGCL with respect to any such shares of Company Common Stock (the “Dissenting Company Shares”) shall, by virtue of the Merger, automatically be cancelled and shall cease to exist, and such Dissenting Company Shares will not be converted into the right to receive the Merger Consideration pursuant to this Section 2.6, and the holders or beneficial owners of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of such Section 262 unless and until any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without interest, and the Surviving Corporation shall remain liable for payment of the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.12 and less any amounts previously paid to such holder pursuant to Section 262(h) of the DGCL) for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder or beneficial owner of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) reasonably prompt notice of any demands received by the Company for appraisal of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand and (ii) the opportunity to direct and control all negotiations and proceedings with respect to such demands for appraisal under Delaware law; provided that the Company shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, waive any holder of Dissenting Company Shares’ failure to comply with the DGCL, or offer or agree to do any of the foregoing. Prior to the Closing, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.7 Equity Awards.

(a) Company RSUs. At the Effective Time, each Company RSU outstanding and vested (but not yet settled) as of immediately prior to the Effective Time, taking into account any acceleration of vesting of any Company RSU that occurs upon the Effective Time (each, a “Vested Company RSU”), will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the total number of shares of Company Common Stock subject to such Company RSU (the “RSU Consideration”). At the Effective Time, each outstanding Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and substituted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount (without interest) in cash (a “Substituted RSU Cash Award”) equal to (1) the Merger Consideration multiplied by (2) the total number of shares of Company Common Stock subject to such Unvested Company RSU. Each such Substituted RSU Cash Award assumed and substituted pursuant to this Section 2.7(a) will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, except that each such Substituted RSU Cash Award shall be afforded the accelerated vesting treatment set forth in Section 2.7 of the Company Disclosure Letter. From and after the Effective Time, the Company RSUs shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company RSUs shall cease to have any rights with respect thereto, except the right to receive the RSU Consideration and Substituted RSU Cash Awards in accordance with this Section 2.7(a).

(b) Company PSUs. At the Effective Time, each Company PSU outstanding and unvested as of immediately prior to the Effective Time, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and substituted into and will become the contingent right to receive an amount in cash, without interest thereon (but subject to applicable withholding) (a “Substituted PSU Cash Award”), equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the total number of shares of Company Common Stock subject to such Company PSU, with the achievement of the performance-based vesting metrics applicable to each Company PSU based on the greater of target or actual achievement of the applicable performance metrics, as determined by the Compensation Committee of the Company Board (the “Compensation Committee”) as of the day prior to the Closing Date. Each such Substituted PSU Cash Award assumed and substituted pursuant to this Section 2.7(b) shall be payable on the last day of the performance period that applied to the corresponding Company PSUs immediately prior to the Effective Time (such date, the “Vesting Date”), subject to the applicable holder’s continued employment or service through the Vesting Date, except that each such Substituted PSU Cash Award shall be afforded the accelerated vesting treatment set forth in Section 2.7 of the Company Disclosure Letter. From and after the Effective Time, the Company PSUs shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company PSUs shall cease to have any rights with respect thereto, except the right to receive the Substituted PSU Cash Awards in accordance with this Section 2.7(b).

(c) Company Options. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such Company

Option, by (ii) the excess, if any, of the Merger Consideration over the exercise price of such Company Option, less applicable Taxes required to be withheld with respect to such payment (the “Option Consideration”). For the avoidance of doubt, any Company Option (whether vested or unvested) that has a per share exercise price that is greater than or equal to the Merger Consideration will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled at the Effective Time for no consideration or payment.

(d) Payment Procedures. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, an amount in cash sufficient to pay, taking into account any cash held by the Company, the aggregate RSU Consideration owed to all holders of Vested Company RSUs, and the aggregate Option Consideration owed to all holders of Company Options. As promptly as reasonably practicable, but in any event no later than five (5) Business Days, after the Closing Date, the applicable holders of Vested Company RSUs and Company Options shall receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of the Vested Company RSUs and Company Options that are cancelled and substituted pursuant to this Section 2.7; provided that, to the extent any such amounts relate to a Vested Company RSU or Company Option that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU, Company PSU or Company Option that shall not trigger a Tax or penalty under Section 409A of the Code.

(e) Further Actions. Prior to the Effective Time, the Company Board (or a committee thereof) shall take, or cause to be taken, all actions reasonably necessary, including to adopt any resolutions, to effect the cancellation and substitution of Company RSUs, Company PSUs and Company Options upon the Effective Time and otherwise to give effect to this Section 2.7 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act), which actions or resolutions will provide that such Company RSUs, Company PSUs and Company Options shall terminate conditioned upon, and effective immediately after, the Effective Time and the holders thereof will be entitled only to the amount specified herein in respect thereof.

2.8 Company Warrants. At the Effective Time, (a) each Company Warrant outstanding and unexercised as of immediately prior to the Effective Time, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock underlying such Company Warrant, by (ii) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant, less applicable Taxes required to be withheld with respect to such payment (the “Warrant Consideration”), and (b) the holder of such Company Warrant, in lieu of shares of Company Common Stock immediately theretofore purchasable and receivable upon the exercise of such Company Warrant, shall be entitled only to receive the Warrant Consideration in respect of such Company Warrant and shall have no other rights pursuant to such holder’s ownership of such Company Warrant. For the avoidance of doubt, any Company Warrant that has a per share exercise price that is greater than or equal to the Merger Consideration will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled at the Effective Time for no consideration or payment.

2.9 Exchange of Certificates and Company Warrants.

(a) Depository Agent; Payment Agent. As soon as practicable after the date of this Agreement, and in any event prior to the Offer Acceptance Time, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of shares of Company Common Stock to receive the Per Share Price to which such holders shall become entitled pursuant to Section 2.1(d) and to act as an agent (the “Payment Agent”) for the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled pursuant to Section 2.6; and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. Promptly after (and in any event no later than the earlier of (i) the Effective Time and (ii) the second (2nd) Business Day after the Offer Acceptance Time) the Offer Acceptance Time, Parent shall deposit (or cause to be deposited) with the Depository Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.1(d), an amount of cash equal to the aggregate Per Share Price to which such holders become entitled pursuant to Section 2.1(d). At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.6 and holders of Company Warrants pursuant to Section 2.8, an amount of cash equal to the aggregate Merger Consideration and Warrant Consideration to which such holders become entitled pursuant to Sections 2.6 and 2.8 (together with the amount deposited pursuant to the immediately preceding sentence, the “Payment Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.1(d), Section 2.6 and Section 2.8; or (C) all or any portion of the Payment Fund is unavailable for Merger Sub or Parent (or the Payment Agent on behalf of Merger Sub or Parent), as applicable, to promptly pay the cash amounts contemplated by Section 2.1(d), Section 2.6 and Section 2.8 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.1(d), Section 2.6 and Section 2.8. Any income from investment of the Payment Fund shall be payable to Parent or the Surviving Corporation, as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of shares of Company Common Stock and holders of Company Warrants as contemplated by Section 2.1(d), Section 2.6 and Section 2.8.

(c) Payment Procedures.

(i) Payment for Company Common Stock. Promptly following the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.6. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Merger Consideration, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.6 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Merger Consideration, and the transferred Uncertificated Shares shall be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c)(i). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to Section 2.6.

(ii) Payment for Company Warrants. Promptly following the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of Company Warrants, (i) instructions for use in effecting the surrender of the Company Warrants in exchange for the Warrant Consideration payable in respect thereof pursuant to Section 2.8, and (ii) a customary form letter of transmittal. Upon delivery of such letter of transmittal to the Payment Agent, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Warrants will be entitled to receive in exchange therefor an amount in cash equal to the Warrant Consideration as set forth in Section 2.8.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and The Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.

(e) Transfers of Ownership. If payment of the Merger Consideration or Warrant Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Company Warrant or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration or Warrant Consideration to a Person other than the registered holder of such Certificate, Uncertificated Share or Warrant surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f) No Liability. Subject to applicable Law, none of the Payment Agent, Parent, the Surviving Corporation or any other Party shall be liable to a holder of shares of Company Common Stock or a holder of Company Warrants for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates, Uncertificated Shares or Company Warrants on the date that is one (1) year after the Effective Time shall be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock or Company Warrants that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock or Company Warrants for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Merger Consideration or Warrant Consideration, as applicable, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares or Company Warrants solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Merger Consideration or Warrant Consideration, as applicable, to which such holders may be entitled pursuant to Section 2.6 or Section 2.8. Any amounts remaining unclaimed by holders of any such Certificates, Uncertificated Shares or Company Warrants five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall (subject to compliance with the exchange procedures of Section 2.9(c)(i)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.6. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (without duplication), as applicable, will be entitled to deduct and withhold (or cause to be deducted and withheld) from any cash amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary in this Agreement, each of the Parent, the Company and the Surviving Corporation agree that any Pre-Closing Transaction Proceeds received by any holder of Company Common Stock pursuant to Section 6.14 shall be treated for all U.S. federal and applicable state and local income Tax purposes (including for purposes of determining the amount of any required withholding under this Section 2.12) as proceeds received by such holder in a sale or exchange of Company Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports on or after January 1, 2023 (other than any disclosures contained under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” that is not factual or historical in nature, disclosure set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature), and at least one Business Day prior to the date of this Agreement, provided, however, that nothing disclosed in such reports, statements or other documents shall be deemed to qualify or modify the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6 or Section 3.28; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) in each jurisdiction where the character of its properties owned or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) The Company has made available to Parent true, correct and complete copies of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to the date of this Agreement.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) assuming the representations and warranties set forth in Section 4.6 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, consummate the Transactions without any vote by the holders of shares of Company Common Stock or any other securities of the Company. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized and approved by the Company Board, and assuming the representations and warranties set forth in Section 4.6 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL and except for filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has (i) unanimously determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company Stockholders (other than Parent and its Subsidiaries) accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer (such recommendation described in clause (iv), the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Piper Sandler & Co., to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration payable to the holders of shares of Company Common Stock (other than the Owned Company Shares and the Dissenting Company Shares) in the Transactions pursuant to this Agreement is fair, from a financial point of view, to such holders. It is understood and agreed that such opinion is provided for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that Section 203 of the DGCL (collectively, “Anti-Takeover Laws”) and any other similar applicable “anti-takeover” Law will not be applicable to the Transactions. The Company does not have in effect any “shareholder rights plan,” “poison pill” or similar arrangement that would restrict, prohibit or otherwise affect the consummation of the Transactions.

3.4 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of (i) the Charter or the Bylaws or (ii) the Organizational Documents of any Subsidiary of the Company; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract, Real Property Lease, JV Lease, or Governmental Authorization; (c) do not, assuming the Governmental Authorizations referred to in Section 3.5 are made and obtained, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (a)(ii), (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.5 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Schedule TO and Schedule 14D-9 with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of NASDAQ; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Governmental Authorizations the failure of which to obtain have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.6 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of 210,000,000 shares of Company Capital Stock, consisting of (i) 200,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on September 8, 2025 (such time and date, the “Capitalization Date”), (A) 30,254,705 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 10,856,531 shares of Company Capital Stock (all of which are Company Common Stock) were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date of this Agreement, neither the Company nor any Subsidiary of the Company has (1) issued or granted any Company Securities (other than pursuant to the vesting and settlement or exercise, as applicable, of (x) Company RSUs, Company PSUs or Company Options, in each case, which were granted prior to the Capitalization Date or (y) Company Warrants) or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b) Stock Reservation and Awards.

(i) As of the Capitalization Date, the Company has reserved (x) 1,182,539 shares of Company Common Stock for issuance pursuant to the Company Stock Plans and (y) 727,891 shares of Company Common Stock for issuance upon exercise of the Company Warrants. As of the Capitalization Date, there were outstanding (1) 1,237,345 shares of Company Common Stock subject to outstanding Company RSUs; (2) 1,077,662 shares of Company Common Stock subject to outstanding Company PSUs (assuming maximum achievement of the applicable performance metrics); (3) 47,572 shares of Company Common Stock subject to outstanding Company Options; and (4) 727,891 shares of Company Common Stock subject to outstanding Company Warrants.

(ii) The Company RSUs, Company PSUs and Company Options set forth in Section 3.6(b)(iv) of the Company Disclosure Letter constitute all of the compensatory equity-based awards of the Company or any of its Subsidiaries outstanding as of the Capitalization Date.

(iii) All Company RSUs, Company PSUs and Company Options may, by their terms or the terms of the Company Stock Plans, be treated in accordance with Section 2.7.

(iv) Section 3.6(b)(iv) of the Company Disclosure Letter sets forth a complete and correct list, as of the Capitalization Date, of (1) all outstanding Company RSUs; (2) all outstanding Company PSUs; (3) all outstanding Company Warrants; and (4) all outstanding Company Options, including, in each case, the number of shares of Company Common Stock underlying such awards, the name of the holder, and the grant date.

(c) Company Stock Plan and Award Agreements. The Company Stock Plan is the only plan or program the Company or any of its Subsidiaries sponsors or maintains under which stock options, restricted stock awards, restricted stock units, stock appreciation rights or other compensatory equity-based awards or profit participation or similar rights are outstanding. All shares of Company Common Stock that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. The Company has made available to Parent each form of award agreement under the Company Stock Plan.

(d) Company Securities. Except as set forth in Section 3.6(a) and Section 3.6(b) and for changes since the Capitalization Date resulting from the vesting and settlement or exercise, as applicable, of (x) Company RSUs, Company PSUs, Company Options, in each case, which were granted prior to the Capitalization Date or on or following the date of this Agreement in accordance with the terms of this Agreement or (y) the Company Warrants, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; and (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively, the “Company Securities”).

(e) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; or (ii) obligations or binding commitments of any character to which the Company is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

3.7 Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Section 3.7(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the Subsidiaries of the Company as of the date hereof and the jurisdiction of organization of each such Subsidiary. The Company has made available to Parent a true and complete copy of the Organizational Documents of each Subsidiary of the Company as of the date hereof. Each such Organizational Document is in full force and effect as of the date hereof.

(b) Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Each outstanding share, limited liability company interest, partnership interest or equity interest of each Subsidiary of the Company that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable (to the extent applicable) and was issued free and clear of preemptive or similar rights. The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity or voting interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other Securities of the Company.

(c) There are (i) no outstanding securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any such Subsidiary; (ii) no outstanding options, calls, subscriptions, warrants or other rights or arrangements to acquire from any Subsidiary of the Company, or that obligate any such Subsidiary to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any such Subsidiary; (iii) no obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any such Subsidiary; (iv) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting interest in, any Subsidiary of the Company; and (v) no voting trusts, proxies, or similar arrangements or understandings exist to which any Subsidiary or the Company is bound or obligated with respect to the voting of any shares of equity of any Subsidiary of the Company.

3.8 Company SEC Reports. Since January 1, 2023, the Company has timely filed or furnished, as applicable, all Company SEC Reports with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws. As of their respective filing or furnishing dates or, if amended or superseded by a subsequent filing or furnishing, as of the date of the last such amendment or superseding filing, each of the Company SEC Reports complied (and each Company SEC Report filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Report, as the case may be, each as in effect on the date that such Company SEC Report was filed or furnished. As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing, on the date of such amended or superseded filing or furnishing), each Company SEC Report did not contain (and with respect to each Company SEC Report filed after the date of this Agreement will not contain) any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation as to the accuracy of any financial projections or forward-looking statements filed or furnished to the extent contained in any such Company SEC Report. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation. The Company is in compliance in all material respects with (a) all applicable rules and all current listing and corporate governance requirements of NASDAQ and (b) all applicable rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

3.9 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) were prepared from, and are in accordance with, the books and records of the Company, (ii) complied in all material respects with the applicable published rules and regulations of the SEC with respect thereto as of their respective dates, (iii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as otherwise permitted by the SEC for quarterly reports on Form 10-Q), and (iv) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof for the periods referred to therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments none of which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Except as has been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated by the SEC.

(b) Off Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, or similar “off balance sheet arrangements”) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements or other Company SEC Reports.

(c) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case, as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed and maintained to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2023, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. Since January 1, 2023, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. Since January 1, 2023, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (1) any significant deficiencies or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (2) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since January 1, 2023, the Company has not received any written or threatened complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters, or auditing or legal compliance matters.

3.10 No Undisclosed Liabilities.

(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, or other liabilities or obligations, in each case, other than liabilities or obligations (i) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed since January 1, 2023; (ii) that were incurred since the date of the Audited Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) arising pursuant to this Agreement or incurred in connection with the consummation of the Transactions; or (iv) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness for borrowed money, other than any amounts borrowed under the Company Credit Agreement (other than between or among the Company and its wholly-owned Subsidiaries).

3.11 Absence of Certain Changes.

(a) Since December 29, 2024, through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business.

(b) Since December 29, 2024, through the date of this Agreement, there has not been any change, event, effect, development or occurrence that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(c) Since December 29, 2024, through the date of this Agreement, there has not been any event, occurrence or action that, if taken during the Pre-Closing Period without Parent’s consent, would constitute a breach of any of the covenants in clauses (b), (d) (e), (i) or (j) (solely as it relates to the foregoing clauses) of Section 5.2.

3.12 Material Contracts.

(a) List of Material Contracts. Section 3.12(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts (except for Employee Plans or as set forth on Section 3.18(a) of the Company Disclosure Letter), as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b) Validity. Each Material Contract (other than any Material Contract that has terminated (other than due to breach or non-compliance) or expired in accordance with its terms) is valid and binding on the Company or the applicable Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet, none of the Company or any of its Subsidiaries has received written notice of any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) or intent to terminate or cancel any Material Contract, except for violations, defaults, terminations or cancellations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.13 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any freehold estate in any real property.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth a true, correct and complete list (in all material respects), as of the date of this Agreement, of the top fifty (50) leases, licenses, subleases and occupancy agreements (measured by aggregate rent payments during the trailing twelve (12) months ended July 27, 2025) (the “Real Property Leases”) with respect to all property leased, licensed, subleased or otherwise used or occupied by the Company or its Subsidiaries (the “Leased Real Property”). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold estate in each real property subject to the Real Property Leases, free and clear of all Liens, except for Permitted Liens, and (ii) the Real Property Leases are legal, valid, binding and in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it is in default under any Real Property Lease and, to the Knowledge of the Company, no event or condition has occurred since January 1, 2023, or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default under any Real Property Lease on the part of the Company or its applicable Subsidiary or the other party thereto.

(c) Section 3.13(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, licenses, subleases and occupancy agreements involving a joint venture pursuant to which the Company directly or indirectly holds equity or is located inside an airport (the “JV Leases”). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries, directly or indirectly, has a good and valid leasehold estate in each real property subject to the JV Leases, free and clear of all Liens, except for Permitted Liens, and (ii) the JV Leases are legal, valid, binding and in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any default under any JV Lease and, to the Knowledge of the Company, no event or condition has occurred since January 1, 2023, or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default under any JV Lease on the part of the Company or its applicable Subsidiary or the other party thereto.

3.14 Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2023, have been, in compliance with Environmental Laws and Environmental Permits that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries as presently conducted, (ii) since January 1, 2023, to the date of this Agreement, no written notice of violation of any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (iii) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under, or alleging that the Company or any of its Subsidiaries have any liability with respect to, any Environmental Law, (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has Released any Hazardous Substance on or under real property currently owned or operated by the Company or any of its Subsidiaries in quantities or concentrations that require remediation by the Company or any of its Subsidiaries pursuant to any Environmental Law, and (v) neither the Company nor any Subsidiary has expressly assumed by Contract, or provided any indemnity to a third party for, any outstanding liability or obligation of a third party under Environmental Law.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Company Registered Intellectual Property. The Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, except for any such failure to maintain that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or one of its Subsidiaries: (i) is the owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens (other than Permitted Liens) and (ii) is entitled to use and exploit each item of material Licensed Intellectual Property, which right, to the Knowledge of the Company, is valid, sufficient and enforceable for the current operation of the business of the Company and its Subsidiaries. All material Registered Company Intellectual Property (other than applications therefor) is unexpired, subsisting and, to the Knowledge of the Company, valid and enforceable in all material respects. Immediately after the Closing, except as would not reasonably be expected to have a Company Material Adverse Effect, all Licensed Intellectual Property will remain available for use by the Company and its Subsidiaries on the same terms and conditions as in effect immediately prior to the Closing.

(c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.

(d) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) to the Knowledge of the Company, as of the date of this Agreement, no Person is infringing, misappropriating or violating any Company Intellectual Property.

(e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries take (and since January 1, 2023, have taken) commercially reasonable actions to protect and enforce the Company Intellectual Property, including such commercially reasonable actions as are necessary to maintain the confidentiality of the material trade secrets forming a part of the Company Intellectual Property. To the Knowledge of the Company and except as has nor had, and would not reasonably be expected to have, a Company Material Adverse Effect, no trade secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement.

3.16 Data Privacy and Security. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries and their respective officers and employees are, and since January 1, 2023, have been, in compliance with all applicable Privacy Commitments. To the Knowledge of the Company, all Personal Information and Company Information collected, processed, transferred, disclosed, shared, stored, protected or used by the Company or its Subsidiaries, or shared with a third party, in connection with the operation of their respective businesses is, and since January 1, 2023, has been, collected, processed, transferred, disclosed, shared, stored, protected and used by the Company, its Subsidiaries or third parties acting on their behalf in accordance with all applicable Privacy Commitments. To the Knowledge of the Company, the Company and its Subsidiaries are not, and since January 1, 2023, have not been, (i) under audit or investigation by any Governmental Authority regarding the Company’s compliance with applicable Privacy Commitments or (ii) subject to any third-party notification, claim, demand, audit or action in relation to the Company’s collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information or Company Information.

(b) The Company and its Subsidiaries (i) have implemented and maintain commercially reasonable technical, physical, and organizational measures intended to protect against and identify anticipated threats or hazards to, the security, confidentiality, integrity and availability of Personal Information, Company Information and Systems, including commercially reasonable incident response plan and backup procedures, and (ii) have commercially reasonable procedures in place to remediate (x) Information Security Incidents and (y) audit or security assessment findings deemed to be a material, critical or high risk to the effectiveness of the foregoing.

(c) To the Knowledge of the Company, since January 1, 2023, the Company and its Subsidiaries have not experienced any Information Security Incident involving the Company or any of its Subsidiaries or third parties that process Company Information on behalf of the Company or its Subsidiaries. To the Knowledge of the Company, since January 1, 2023, no circumstance has arisen in which applicable Privacy Laws would require the Company or its Subsidiaries to notify a person or Governmental Authority of a “breach of security” (or similar term such as “security breach”) as defined by applicable Privacy Laws.

3.17 Tax Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries has timely filed or caused to be timely filed (taking into account valid extensions) all Tax Returns required to be filed by it with any Taxing Authority and each such Tax Return is true, correct and complete.

(b) The Company and each of its Subsidiaries has paid or has caused to be paid on its behalf all Taxes due and payable (whether or not shown as due on any Tax Return), except for Taxes for which adequate reserves have been established in accordance with GAAP.

(c) The Company and each of its Subsidiaries has (i) withheld, deducted or collected and timely paid all Taxes required to be withheld, deducted or collected, in connection with amounts paid or owing to any employee, independent contractor, other service provider, equityholder or other third party, and has properly completed and timely filed and provided all requisite forms with respect to such withholdings, deductions or collections, including without limitation, any IRS Forms W-2 and 1099, (ii) properly collected and timely remitted all sales, use, value added, gross receipts and similar Taxes, as applicable, with respect to sales made or services provided to its customers or has properly received and retained any appropriate tax exemption certificates and other documentation for all sales made or services provided without charging or remitting sales, use, value added, gross receipts or similar Taxes that qualify such sales or services as exempt from sales, use, value added, gross receipts and similar Taxes, as applicable and (iii) collected and maintained exemption certificates (as well as any applicable supporting materials) that are either provided by customers or prepared internally or by the Company’s and its Subsidiaries’ third-party advisors to support the nature of sales and purchases, respectively, that are treated as exempt for sales and use Tax purposes.

(d) The Company and each of its Subsidiaries has included in employee compensation and wages any taxable compensatory items (including any non-cash fringe benefits) that is or was provided to any of the Company’s or its Subsidiaries’ employees or other service providers.

(e) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case (i) that has not since expired or (ii) except in connection with ordinary course extensions of time to file Tax Returns, and no requests for any such waivers have been made that are still pending.

(f) No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g) No deficiencies for Taxes have been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies that have been withdrawn, settled with no outstanding liability for the Company or any of its Subsidiaries or fully satisfied by payment or accrued as a liability in the Company’s most recent balance sheet to the extent required by GAAP.

(h) No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or other examinations are contemplated or pending.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of such taxable period) ending after the Closing Date as a result of (i) any change in or incorrect method of accounting pursuant to Section 481 of the Code (or any analogous or similar provision of state, local or non-U.S. Law) prior to the Closing, (ii) any installment sale or open transaction made or entered into prior to the Closing, (iii) a prepaid amount received or deferred revenue accrued prior to the Closing, (iv) any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (v) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 (or any analogous or similar provisions of U.S. state, local or non-U.S. Tax Law) or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any analogous or similar provisions of U.S. state, local or non-U.S. Tax Law).

(j) There is no material property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

(k) Neither the Company nor any of its Subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2) (or any analogous or similar provision of state, local or non-U.S. Law).

(m) Neither the Company nor any of its Subsidiaries has applied for, received, claimed or invoked any Tax deferral that has not been forgiven or repaid in full or any Tax credit, including the employee retention tax credit, available under the CARES Act (or any corresponding or analogous provision of state, local or non U.S. Law).

(n) No Tax audits, claims, examinations, investigations or other Tax proceedings by any Taxing Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries are in progress, pending or threatened in writing.

(o) The Company has considered the applicability of Section 162(m) of the Code (including the determination of any covered employees) for all taxable periods prior to the Closing Date during any such periods where the Company was a publicly held corporation.

(p) Neither the Company or any of its Subsidiaries (i) is a party to, bound by, nor has any obligation or liability under, any Tax indemnity, Tax sharing, Tax allocation, Tax holiday, Tax abatement agreement or similar Contract or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than any other agreement that is solely among the Company and its Subsidiaries or pursuant to commercial agreements or arrangements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes), or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation § 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Law).

(q) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries. Neither the Company or any of its Subsidiaries has a voluntary disclosure agreement or similar program pending with any jurisdiction. No power of attorney related or attributable to Taxes that currently is in effect has been granted by the Company or any of its Subsidiaries.

(r) Within the three (3)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code. No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(s) Neither the Company nor any of its Subsidiaries owns, holds or has any interest in any intangible assets related or attributable to any franchising business conducted by such entities (including Potbelly Franchising, LLC) that would be subject to the anti-churning rules of Section 197(f)(9) of the Code (or any analogous or similar provisions of U.S. state, local or non-U.S. Tax Law) or that would denied amortization deductions thereunder.

3.18 Employee Benefits.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. With respect to each Employee Plan listed on Section 3.18(a) of the Company Disclosure Letter, the Company has made available to Parent and Merger Sub true, correct and complete copies (to the extent applicable) of: (i) the current plan document and any amendments thereto; (ii) if any Employee Plan is funded, the most recent financial statements required to be prepared under applicable Law; (iii) the current summary plan description, summaries of material modifications and summaries of benefits and coverage; (iv) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely); (v) each current trust agreement and insurance or group annuity contract or other funding arrangement; and (vi) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any material Employee Plan.

(b) Absence of Certain Plans. Neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, contributes to, or is required to contribute to or has any liability with respect to (including on account of an ERISA Affiliate) (i) a plan covered by Section 412 of the Code or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) a multiple employer plan (as defined in Section 4063 or 4064 of ERISA), or (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). To the Knowledge of the Company, no Benefit Plan is subject to the laws of a jurisdiction outside of the United States, and no Benefit Plan provides benefits to any employee or individual contractor whose primary work location is outside of the United States.

(c) Compliance. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, each Employee Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion or advisory letter, as to its qualified status issued by the IRS, and, to the Knowledge of the Company, no event, condition or circumstance has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all contributions and premium payments under or in connection with the Employee Plans that are required to have been made in accordance with the terms of the Employee Plans have been timely made.

(d) Employee Plan Legal Proceedings. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no Legal Proceedings, examinations or audits pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened in writing on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Sections 406 and 407 of ERISA).

(f) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) Except as set forth on Section 3.18(g) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the Transactions, either alone or in combination with another event, shall (i) entitle any current or former employee, officer, or director of the Company to any material compensation or benefit, (ii) accelerate the time of payment or vesting, trigger any payment or funding, or materially increase the amount of any compensation or benefits payable to any employee, officer, or director of the Company, (iii) result in any payment or benefit that could reasonably be expected to constitute a parachute payment within the meaning of Section 280G of the Code or require the Company or its Subsidiaries to make any “gross up” or similar payment in connection therewith, (iv) directly or indirectly cause the company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan at or following the Effective Time. Neither the Company nor any of its Subsidiaries is obligated to pay a Tax gross-up or reimbursement payment to any current or former employee, director, or other service provider of the Company or any of its Subsidiaries for any taxes under Section 409A or 4999 of the Code.

(h) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries or an Employee Plan to penalties, excise taxes or assessments under Sections 4980B, 4980D or 4980H of the Code.

(i) Each Employee Plan that is subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code and the regulations and other guidance thereunder, and no payments under such Employee Plan are expected to be subject to additional tax under Section 409A or Section 4999 of the Code.

3.19 Labor Matters.

(a) Union Activities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries are a party to any written collective bargaining agreement or other similar labor union Contracts or trade union agreements with any labor union, works council or similar labor organization. To the Knowledge of the Company, as of the date of this Agreement, there are no proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, lockout, concerted work slowdown, or concerted work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing directly against the Company or any of its Subsidiaries, except where such strike, lockout, slowdown or work stoppage has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, (i) there are no labor organizational or decertification activities underway or threatened, by, or on behalf of, or against any labor union, works council or labor organization with respect to employees of the Company or any of its Subsidiaries, and (ii) no such activities have occurred within the past two (2) years.

(b) Employment Law. The Company and its Subsidiaries are in compliance with applicable Laws with respect to the employment of their employees, including employee wage and hour requirements, employee immigration status (including with respect to their employees’ lawful right to work in the United States and completion of Forms I-9 of their applicable employees), discrimination in employment, employee health and safety, and collective bargaining, except for such noncompliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have implemented any “mass layoffs” or “plant closings” (as such terms are defined under the WARN Act) affecting their employees during the three (3)-year period prior to the date of this Agreement. Since January 1, 2023, no material sexual harassment allegations have been made against any executive officers, directors, or to the Knowledge of the Company, managers of the Company or its Subsidiaries that remain unresolved.

(c) Joint Employer. Since January 1, 2023, (i) no Governmental Authority or Person has provided written notice to the Company or its Subsidiaries alleging that the Company or any Subsidiary of the Company is a joint or co-employer of or has any material liability with respect to any employees of any Company Franchise, and (ii) no determination (preliminary or otherwise) has been made by any Governmental Authority that the Company or any Subsidiary of the Company is a joint or co-employer with any Company Franchisee or has any material liability with respect to any employees of any Company Franchisee.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries are, and since January 1, 2023, have been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement and since January 1, 2023, no notice or charge has been threatened or received in each case in writing by the Company alleging any violation of any Laws other than as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.20 with respect to (i) compliance with the Exchange Act, which is exclusively addressed by Section 3.8 and Section 3.9; (ii) compliance with Environmental Laws, Environmental Permits and other applicable Laws relating to environmental, health or safety matters, which is exclusively addressed by Section 3.14; (iii) compliance with Intellectual Property Law matters, which is exclusively addressed by Section 3.15; (iv) compliance with Privacy Commitments, which is exclusively addressed by Section 3.16; (v) compliance with applicable Laws in respect of Taxes, which is exclusively addressed by Section 3.17 and, to the extent applicable, Section 3.18; (vi) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.18; (vii) compliance with employment Law matters, which is exclusively addressed by Section 3.19; (viii) compliance with applicable food and beverage Laws, which is exclusively addressed by Section 3.26 or (ix) compliance with Franchise Law matters, which is exclusively addressed by Section 3.29.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2023, have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2023, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved; and (iv) since May 30, 2023, the Company and its Subsidiaries have been in compliance with their status as a federal contractor in all material respects and the Company and its Subsidiaries have maintained affirmative action plans in compliance with the Office of Federal Contract Compliance Programs. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since May 30, 2023, neither the Company nor any of its Subsidiaries have received any written notice of violation, audit, audit findings, or enforcement actions with respect to their federal contractor status.

3.21 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect and other than any Transaction Litigation brought after the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, or, to the Knowledge of the Company, any investigations, examinations or audits by any Governmental Authority pending against the Company or any of its Subsidiaries, or any of their respective properties or assets.

(b) No Orders. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any Order that is in effect.

3.22 Insurance. Section 3.22 of the Company Disclosure Letter lists all of the material insurance policies maintained by or held for the benefit of the Company or any of its Subsidiaries (excluding any insurance policies underlying an Employee Plan) as of the date of this Agreement. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, cybersecurity, products liability, directors’ and officers’ liability and other casualty and liability insurance (but excluding any insurance policies underlying an Employee Plan), that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (a) such insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect, (b) no notice of cancellation or termination has been received or, to the Knowledge of the Company, threatened with respect to any such policy other than ordinary renewals and (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy.

3.23 Anti-Corruption Compliance. Except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director or employee of the Company or any of its Subsidiaries has (in each case acting on behalf of the Company or its Subsidiaries), since August 1, 2023, taken any action that would cause any of the foregoing to be in material violation of any provision of the United States Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption Laws. The Company and its Subsidiaries have instituted policies and procedures as required by, and designed to require compliance with, the FCPA and have maintained such policies and procedures in full force and effect in all material respects.

3.24 Economic Sanctions & Export Controls Compliance.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and since January 1, 2023, have been, in material compliance with all applicable economic sanctions Laws or trade restrictions and export control Laws administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or His Majesty’s Treasury (collectively, “Sanctions”).

(b) None of the Company, any of its Subsidiaries or any of their respective directors or officers is a Person (i) that is organized or ordinarily resident in a country or territory with which dealings are broadly prohibited under comprehensive U.S. Sanctions (at present, Crimea, the so-called Donetsk People’s Republic and Luhansk People’s Republic, Cuba, Iran, North Korea and Syria), or (ii) with whom dealings are restricted or prohibited under any Sanctions.

3.25 Top Suppliers. Section 3.25 of the Company Disclosure Letter sets forth a true and complete list of the twenty-five (25) largest suppliers or vendors (the “Top Suppliers”) to the Company and its Subsidiaries based on the consolidated cost of goods or services paid to such Persons by the Company or its Subsidiaries during the trailing twelve (12) months ended July 27, 2025. Except as disclosed in Section 3.25 of the Company Disclosure Letter, since the date of the Audited Company Balance Sheet, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Top Suppliers, and neither the Company nor any of its Subsidiaries has received any written communication or notice from any Top Supplier to the effect that any such supplier (a) has changed, modified, amended or reduced, or intends to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner inconsistent with the ordinary course of business, or (b) will fail to perform in any respect, or intends to fail to perform in any respect, its obligations under any of its Contracts with the Company or any of its Subsidiaries, except in each case of clauses (a) and (b), as would not reasonably be expected to interfere materially with the ability of the Company and its Subsidiaries to conduct their businesses as presently conducted.

3.26 Quality and Safety of Food and Beverage Products. Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, (a) there have been no recalls or withdrawals of any food or beverage product served by the Company, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries; (b) there have been no notices of warning or withholding, suspension or withdrawal of inspection, seizure, criminal referral, or other similar federal, state or private, or, to the Knowledge of the Company, threatened enforcement actions or other Legal Proceedings, examinations or audits with respect to any food or beverage product served by the Company; (c) none of the food or beverage products of the Company or any of its Subsidiaries have been recalled, seized, withdrawn, detained, suspended, or the subject of any health or safety notification by the Company (or Subsidiary thereof) or any Governmental Authority; (d) none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, and (e) the Company and its Subsidiaries have maintained a food safety and quality assurance program in accordance with reasonable industry practices.

3.27 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (including any director or officer thereof, but not including any wholly owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.28 Brokers. Except for Piper Sandler & Co., there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

3.29 Franchise Matters.

(a) Section 3.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all (i) development agreements in which the Company or any of its Subsidiaries has granted rights to develop or operate “Potbelly Sandwich Shop” restaurants, or license others to develop or operate “Potbelly Sandwich Shop” restaurants, within specific geographic areas or at specific locations, and (ii) franchise agreements to which the Company or any of its Subsidiaries is a franchisor party and that grant or purport to grant to any Person the right to develop or operate “Potbelly Sandwich Shop” restaurants, or license others to develop or operate “Potbelly Sandwich Shop” restaurants, within specific geographic areas or at specific locations (each, a “Company Franchise”), in each case that are in effect (collectively, the “Company Franchise Agreements”). For the avoidance of doubt, the terms Company Franchise Agreements and Company Franchise include any area development agreements, area license or franchise agreements, master franchise agreements, area representative agreements, shop development area agreements and similar agreements with Persons that cover the development, franchising, or licensing of franchises of “Potbelly Sandwich Shop” restaurants. The Company has made available to Parent a true, correct and complete copy of each such Company Franchise Agreement and any written amendments or addenda related thereto. There are no legally enforceable verbal amendments, addenda or agreements that would be expected to be material to any Company Franchise Agreement.

(b) Except as set forth in Section 3.29(b) of the Company Disclosure Letter, the Company Franchise Agreements do not contain provisions that expressly: (i) grant the Company Franchisee the right to develop additional Company Franchises without the payment of additional initial franchise fees, other than in connection with incentive programs generally being offered by the Company or its Affiliates to new and/or existing franchisee at the time of the sale of such franchise; (ii) restrict the Company or any of its Affiliates from receiving and/or retaining payments, rebates or allowances from suppliers in connection with any Company Franchisee’s purchases from suppliers; and (iii) grant any rights of first offer, right of first refusal, or other options providing exclusive or protected rights relating to the development or operation of Company Franchises in areas that are in addition to the geographic areas designated as the unit territory or development area granted under such executed Company Franchise Agreement, excluding any rights of first offer, right of first refusal, or other options that have expired by their own terms.

(c) Section 3.29(c) of the Company Disclosure Letter sets forth a true and complete list of all Company Franchisees, together with the total royalties paid by each Company Franchisee to the Company or any of its Subsidiaries during the 2024 fiscal year.

(d) The Company has not received written notice of any Company Franchisee’s intention or plans to close, cease to operate, leave or abandon, or sell its Company Franchises, or terminate or not renew its Company Franchise Agreements. Except as set forth in Section 3.29(d) of the Company Disclosure Letter, the Company has not received any written notice that any Company Franchisee is currently involved as a debtor in any bankruptcy proceeding or is a party to any threatened or pending litigation.

(e) Each of the Company Franchise Agreements (other than any Company Franchise Agreement that has expired in accordance with its terms) is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, is in full force and effect, and complies in all material respects with all applicable Laws and any applicable Order from any Governmental Authority having jurisdiction with respect to such offer or sale of franchises by the Company, in each case, subject to the Enforceability Exceptions and applicable Relationship Laws. Except as set forth in Section 3.29(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice of any material default or event that with or without notice or lapse of time, or both, would constitute a material default by the Company and its Subsidiaries under any Company Franchise Agreement and, as of the date of this Agreement, there is no Legal Proceeding, examination or audit pending against (or to the Knowledge of the Company, threatened in writing against or naming as a party thereto), the Company or any of its Subsidiaries by any Company Franchisees alleging material defaults of any Company Franchise Agreement or violations of the Franchise Laws. Neither the Company nor any Subsidiary of the Company has (i) provided any Company Franchisee with a notice of breach of any Company Franchise Agreement which has not been cured in accordance with the applicable Company Franchise Agreement or otherwise resolved (whether by termination of the applicable Company Franchise Agreement, settlement or otherwise) or (ii) provided waivers of any default by Company Franchisees under any Company Franchise Agreement other than any such defaults that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(f) Section 3.29(f) of the Company Disclosure Letter sets forth: (i) a list of all Company FDDs that the Company or any of its Subsidiaries have used to offer or sell Company Franchises within the United States at any time since January 1, 2023 (the “Franchise Schedule Period”); (ii) a list of the jurisdictions in which the Company has currently effective registrations and exemptions under Franchise Laws or has had an effective registration or exemption during the Franchise Schedule Period; and (iii) the effective date and expiration date of each such current and past registration or exemption. The Company has made available to Parent true, correct and complete copies of: (A) each Company FDD during the Franchise Schedule Period; (B) copies of the listed franchise registrations and notices of exemption from or by any state authority under any Franchise Laws during the Franchise Schedule Period; and (C) written financial performance representations, if any, used outside of the Company FDDs by the Company or any of its Subsidiaries during the Franchise Schedule Period.

(g) Since the beginning of the Franchise Schedule Period, all offers and sales of Company Franchises by the Company or any of its Subsidiary have been made in compliance with all applicable Franchise Laws in effect at the time of such offer or sale, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since the beginning of the Franchise Schedule Period, all Company FDDs that the Company or any of its Subsidiaries have used to offer and sell Franchises have contained the information required by Franchise Laws and have otherwise been prepared and delivered to Company Franchisees in compliance with applicable Franchise Laws, except as would not reasonably be expected to have a Company Material Adverse Effect. Since the beginning of the Franchise Schedule Period, none of the Company or any of its Subsidiaries have, in any Company FDD or in any franchise related registration, application or filing with any Governmental Authority made any untrue statement of a material fact or omitted to state a material fact required to be stated therein, except as would not reasonably be expected to have a Company Material Adverse Effect.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, since the beginning of the Franchise Schedule Period, neither the Company nor any of its Subsidiaries is subject to any Order that would prohibit or restrict the offer or sale of Company Franchises in any jurisdiction, nor has the Company or any of its Subsidiaries received any written notice from any Governmental Authority indicating that such stop orders or other Legal Proceedings are or may be threatened.

(i) To the Knowledge of the Company, all funds paid to the Company or any of its Subsidiaries by or on behalf of one or more Company Franchisees at any time since the beginning of the Franchise Schedule Period for advertising and promotion have been administered in accordance in all material respects with the applicable Company Franchise Agreements and as described in the Company FDDs under which those Company Franchise Agreements were issued. To the Knowledge of the Company, since the beginning of the Franchise Schedule Period, all rebates made by suppliers or other third parties on account of Company Franchisees’ purchases from those entities have been administered and spent in accordance in all material respects with the applicable Company Franchise Agreements, applicable Laws, any applicable Contracts between those suppliers or third parties and the Company or any of its Subsidiaries and as described in the Company FDDs under which those Company Franchise Agreements were issued.

(j) The Company has made available to the Parent true, correct and complete copies of a material sample of all advertising and promotional materials used by the Company or its Subsidiaries during the Franchise Schedule Period to market Franchises. Neither the Company nor any of its Subsidiaries has published or disseminated any franchise advertising that would reasonably be expected to be in material violation of Franchise Laws.

(k) In connection with all terminations, non-renewals, or requested and/or completed transfers of Company Franchise Agreements since the beginning of the Franchise Schedule Period, the Company and any of its Subsidiaries has complied with all applicable Relationship Laws in effect at the time such termination, non-renewal or transfer occurred and the requirements of the applicable Company Franchise Agreements, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(l) Except as set forth on Section 3.29(k) of the Company Disclosure Letter, during the Franchise Schedule Period, the Company and its Subsidiaries have not contracted with or used any independent sales representatives, brokers, consultants, franchise referral networks, or other third parties to solicit prospective franchisees to purchase Company Franchises. During the Franchise Schedule Period, the Company, or its relevant Subsidiary, has, to the extent applicable, filed all broker and sales agent registrations in the applicable jurisdiction as required by Franchise Laws.

(m) Except as set forth in the Company FDDs, during the Franchise Schedule Period, neither the Company or any of its Subsidiaries has organized, sponsored, or given formal recognition to any franchisee advisory council, independent franchisee association, or other organization purporting to represent the interests of Company Franchisees. To the Knowledge of the Company, no independent association or franchise organization exists which holds itself out as a representative of the Company Franchisees.

3.30 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to this Article III), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Without limiting the generality of the foregoing, the Company and its Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article IV, none of Parent, Merger Sub, or any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub, or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or Merger Sub or their respective Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The representations and warranties made by Parent and Merger Sub in Article IV constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with this Agreement or the Transactions. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions, and acknowledges and agrees that Parent and its Affiliates (including Merger Sub) have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding Parent and its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transactions, have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract, Governmental Authorization or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 4.4 are made and obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or have a material adverse on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent and Merger Sub, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or have a material adverse on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates as of the date of this Agreement, threatened against Parent or Merger Sub that would, individually or in the aggregate, reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions.

(b) No Orders. To the Knowledge of the Parent or Merger Sub, neither Parent nor Merger Sub is subject to any Order that is in effect and would reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions.

4.6 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates (a) has owned any shares of Company Common Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three (3) years prior to the date of this Agreement.

4.7 Brokers. Other than BoA Securities, Inc., there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions.

4.8 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Merger Sub has been formed solely for the purpose of engaging in the Offer and the Merger, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall have incurred no liabilities or obligations other than in connection with this Agreement, the Transactions and any Pre-Closing Transactions. Parent or one of its wholly owned Subsidiaries or Affiliates owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement, the Offer or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent or one of its wholly owned Subsidiaries is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.10 Available Funds. Parent or Merger Sub have access to sources of immediately available funds and will have available at the Closing Date immediately available funds, in each case, sufficient to consummate the Transactions on the terms contemplated by this Agreement and to perform their respective obligations under this Agreement, including payment of the aggregate Per Share Price to which holders of shares of Company Common Stock become entitled to pursuant to Section 2.1(d), the aggregate Merger Consideration to which holders of shares of Company Common Stock become entitled to pursuant to Section 2.6, the aggregate RSU Consideration to which holders of Company RSUs become entitled to pursuant to Section 2.7(a), the aggregate PSU Consideration to which holders of Company PSUs become entitled to pursuant to Section 2.7(b), the aggregate Option Consideration to which holders of Company Options become entitled to pursuant to Section 2.7(c), the aggregate Warrant Consideration to which holders of Company Warrants become entitled to pursuant to Section 2.8 and any other amounts required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with or as result of the consummation of the Transactions and all related fees and expenses.

4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information (or omissions therefrom) made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.12 Offer Documents; Schedule 14D-9. The Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Offer Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to (i) statements included or incorporated by reference in the Offer Documents based on information supplied by or on behalf of the Company. None of the information provided or to be provided in writing by or on behalf of Parent, Merger Sub, or any of their respective Representatives for inclusion or incorporation by reference in the Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.13 Stockholder and Management Arrangements. None of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries: (a) relating to (i) this Agreement, the Offer or the Merger, (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price or the Merger Consideration, as applicable, in respect of such holder’s shares of Company Common Stock (including through any “roll-over” of existing equity in connection with the Transactions); (ii) any Company Stockholder has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.14 No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries

(including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Without limiting the generality of the foregoing, Parent and its Subsidiaries (including Merger Sub) expressly disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries (including Merger Sub) or any of their respective Affiliates or Representatives. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company in Article III (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to Article III), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The representations and warranties made by the Company in Article III (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to Article III) constitute the sole and exclusive representations and warranties of the Company in connection with this Agreement or the Transactions. Each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) preserve intact in all material respects its current business organization, ongoing business, and significant commercial relationships with Company Franchisees, Top Suppliers, and other third parties; provided that no action or omission by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action or omission would constitute a breach of such relevant provision of Section 5.2.

5.2 Forbearance Covenants. Except (i) as expressly contemplated by this Agreement, (ii) as set forth in the Company Disclosure Letter, (iii) as required by applicable Law or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) amend the Organizational Documents of the Company or any of its Subsidiaries (other than any immaterial amendments to the Organizational Documents of any Subsidiary of the Company);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) issue, sell, deliver, grant, pledge, dispose of or encumber, or agree or commit to issue, sell, deliver, grant, pledge, dispose of or encumber, any Company Securities, except (i) as required by the terms of any employment agreements or any award agreements with respect to, and upon the exercise or settlement of, Company RSUs, Company PSUs or Company Options, in each case, in effect on the date of this Agreement as permitted by their existing terms; (ii) for the issuance, sale or delivery of Common Stock to the extent required pursuant to the Company Warrants in accordance with their terms; and (iii) as contemplated by Section 5.2(g) or Section 6.7;

(d) reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the withholding of shares of Company Common Stock to satisfy the exercise price or Tax obligations incurred in connection with the settlement of Company RSUs, Company PSUs or Company Options or (ii) the acquisition by the Company of Company RSUs, Company PSUs or Company Options in connection with the forfeiture of such awards, in each case, in accordance with their respective terms;

(e) (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, shares or other equity or property, including any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; or (ii) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f) (i) incur, assume or suffer to exist any Indebtedness, except (A) for trade payables incurred in the ordinary course of business; (B) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; and (C) for Indebtedness under the Company Credit Agreement; (ii) make any loans, advances or capital contributions to, or investments in, any other Person; or (iii) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except for any Permitted Liens;

(g) (i) enter into, adopt, materially amend, materially modify or terminate any Employee Plan; (ii) increase the compensation, bonus, severance, retention or termination pay payable or that could become payable to any officers or employees, except (A) as required under any Employee Plan as in effect as of the date of this Agreement or (B) in conjunction with actions taken in the ordinary course of business consistent with past practice for any employee whose annual base compensation is less than $100,000, which increases shall not exceed 3% of such employee’s annual base compensation for such position or level; or (iii) grant, amend or modify any equity or equity-based awards (other than as permitted by Section 5.2(c)), except, in each case, (A) to the extent required by applicable Law or pursuant to any Employee Plan or Contract in effect on the date of this Agreement, in each case, in accordance with their existing terms; or (B) in connection with the actions set forth in Section 5.2(g) of the Company Disclosure Letter;

(h) settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding that (i) is for solely monetary payments by the Company or its Subsidiaries of no more than $250,000 individually and $1,000,000 in the aggregate; (ii) does not impose any material non-monetary obligations on the Company or its Subsidiaries; (iii) is Transaction Litigation and settled in compliance with Section 6.10; or (iv) involves any dispute between one or more of Parent or Merger Sub, on the one hand, and the Company, on the other hand;

(i) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period (including the manner by which estimated Taxes are paid), except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or Taxing Authority;

(j) (i) make (outside the ordinary course of business and inconsistent with past practice), revoke or change any Tax election, change any method of Tax accounting, file any amended Tax Return or take action to surrender any claim for a refund of Taxes that, in each case, individually or in the aggregate, would materially and adversely affect the Tax liability of the Company or any Subsidiary, (ii) change the entity classification of any Subsidiary of the Company or (iii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (except in connection with ordinary course extensions of time to file Tax Returns);

(k) incur or commit to incur any capital expenditures other than consistent with the capital expenditure budget in terms of amount and timing of expenditure for the fiscal years 2025 and 2026, set forth in Section 5.2(k) of the Company Disclosure Letter;

(l) enter into, modify in any material respect, amend in any material respect, terminate (other than any Material Contract, Real Property Lease, JV Lease or other restaurant lease that has expired in accordance with its terms) or waive any material rights or material claims under any Material Contract, Real Property Lease or other restaurant lease except, in each case, (i) in the ordinary course of business or (ii) for renewals of any Material Contract or Real Property Lease, JV Lease or other restaurant lease on substantially similar terms, other than any Real Property Leases listed on Section 5.2(1) of the Company Disclosure Letter;

(m) (i) enter into any new Company Franchise Agreement with a new Company Franchisee other than on terms substantially consistent with the Company’s standard form of Company Franchise Agreement or (ii) modify in any material respect, amend in any material respect or terminate any Company Franchise Agreement except, in each case, (A) in the ordinary course of business or (B) if such amendment or modification would be on terms more favorable to the Company than the form of franchise agreement or deviations therefrom provided to Parent, or (iii) modify in any material respect a Company FDD or any other materials that were created for or are used in connection with the offering or selling of any Company Franchise or entering into any development agreement;

(n) other than with respect to the matters set forth in Section 5.2(g), engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(o) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or assets thereof, in either case exceeding $100,000 in any one transaction or series of related transactions, other than acquisitions of raw materials, supplies, equipment or inventory from vendors or suppliers for consumption or use in the ordinary course of business;

(p) sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any Lien on (other than any Permitted Lien), or otherwise dispose of, any of the Company’s or its Subsidiaries’ tangible assets, other than such sales, assignments, licenses, leases, transfers, Liens or other dispositions (i) in the ordinary course of business, (ii) that are sales or other dispositions of equipment that is no longer used by the Company or its Subsidiaries in the operation of their respective businesses or (iii) that have neither a fair market value of the assets nor an aggregate purchase price that exceeds $100,000 in any one transaction or series of related transactions;

(q) lease, acquire or sell, or enter into any Contract to lease, acquire or sell, any real property or any interest therein outside the ordinary course of business for an aggregate payment that exceeds $100,000 in any one transaction or series of related transactions;

(r) sell, assign, lease, license, sublicense, terminate, abandon, waive, allow to lapse or otherwise transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on or grant any interest in or rights with respect to, any material Company Intellectual Property (except for licenses contained in Company Franchise Agreements with Company Franchisees and licenses, in each case, entered into or granted in the ordinary course of business);

(s) establish, adopt, enter into or materially amend any collective bargaining agreement (or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries);

(t) implement any employee layoffs in violation of the WARN Act;

(u) fail to use commercially reasonable efforts to maintain in full force and effect all material insurance policies covering the Company and its Subsidiaries and their respective directors, officers, properties, assets and business in form and amount consistent with past practices in all material respects;

(v) close or open any store, restaurant, or other commercial location operated by the Company or any of the Company’s Subsidiaries except substantially in accordance with the schedule of openings and closings in Section 5.2(v) of the Company Disclosure Letter;

(w) fail to use commercially reasonable efforts to maintain the Company’s or any of its Subsidiary’s status as a federal contractor; or

(x) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation; Company Board Recommendation.

(a) No Solicitation or Negotiation. Except as permitted by this Section 5.3, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Offer Acceptance Time, the Company and its Subsidiaries shall not, and shall not instruct, authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal by such Person (or inquiries, proposals or offers or other efforts that could reasonably be expected to lead to an Acquisition Proposal by such Person), in each case other than informing such Persons of the existence of the provisions contained in this Section 5.3; (iv) approve, endorse or recommend an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract with respect to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract with respect to an Acquisition Proposal, an “Alternative Acquisition Agreement”); (vi) grant to any Person any waiver, amendment or release under any standstill or confidentiality agreement or any Anti-Takeover Laws unless the Company Board (or a committee thereof) first determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law; or (vii) resolve, propose or agree to do any of the foregoing. Except as permitted by this Section 5.3, the Company shall, immediately following the execution of this Agreement, cease and terminate and shall, immediately following the execution of this Agreement, cause each of its

Subsidiaries, and direct and use its reasonable best efforts to cause its and their respective Representatives, to cease and terminate (x) any solicitations, discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal by such Person, in each case, that exists as of the date of this Agreement, and (y) all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transactions or any other Acquisition Proposals.

(b) Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the Offer Acceptance Time, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an unsolicited Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that was not the result of a material breach of Section 5.3(a) and that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that, subject to applicable Law, the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly following the time it is provided to such Person. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.3(b), by itself shall not constitute a Company Board Recommendation Change or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 8.1(d).

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(d) or Section 5.3(f), during the Pre-Closing Period, neither the Company Board nor any committee thereof shall:

(i) (A) fail to make or withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent or Merger Sub; (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Company Stockholders an Acquisition Proposal; (C) fail to recommend against acceptance of any tender offer or exchange offer for shares of Company Common Stock from any Person or Group (other than Parent or Merger Sub) within ten (10) Business Days after commencement of such offer by filing a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act; or (D) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of Parent’s written request to do so following the public announcement of any Acquisition Proposal (or, if earlier, at least two (2) Business Days prior to the then-scheduled Offer Acceptance Time, if such Acquisition Proposal has been publicly disclosed at least five (5) Business Days prior to the then-scheduled Offer Expiration Time); provided that the Company shall not be required to make such public reaffirmation more than one time in respect of each Acquisition Proposal or each material publicly announced or disclosed modification thereto (any action described in clauses (A), (B), (C) or (D), a “Company Board Recommendation Change”);

(ii) resolve or publicly propose to take any action described in Section 5.3(c)(i); or

(iii) approve, recommend, cause or permit, or publicly propose to approve, recommend, cause or permit, the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Acceptance Time:

(i) Intervening Event. The Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that, the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(A) the Company has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change, including, a reasonably detailed description of the facts and circumstances relating to such Intervening Event;

(B) during such four (4) Business Day period, if requested by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding any modifications to the terms and conditions of this Agreement proposed by Parent in order to cause such Company Board Recommendation Change to cease to be necessary; and

(C) the Company Board shall have considered any written proposals for modifications to this Agreement that may be proposed by Parent in a form that is binding on Parent subject only to execution by the Company and, at the end of such four (4) Business Day period, shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) that (1) after giving effect to such modifications proposed by Parent, such changes would not change the determination of the Company Board of the need for a Company Board Recommendation Change, and (2) the failure to make the Company Board Change Recommendation would still reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; or

(ii) Superior Proposal. If the Company receives an Acquisition Proposal that did not result from a material breach of this Section 5.3 and that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board (or a committee thereof) may (1) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (2) cause the Company to terminate this Agreement pursuant to Section 8.1(g) in order to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (1) and (2) unless:

(A) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (which determination shall not constitute a Company Board Recommendation Change or termination); and

(B) (i) the Company has provided prior written notice (the “Determination Notice”) to Parent at least four (4) Business Days in advance (it being understood that any material revision, amendment, update or supplement to the terms or conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional minimum of three (3) Business Days (instead of at least four (4) Business Days) from the date of such notice) (any such notice period, the “Notice Period”) (which notice shall not constitute a Company Board Recommendation Change or termination) to the effect that the Company Board (or a committee thereof) intends to take the actions described in clause (1) or (2) of the first paragraph of this Section 5.3(d)(ii), including (y) the identity of the Person or Group making such Acquisition Proposal and (z) the material terms and conditions of such Superior Proposal (including copies of any proposals, offers, requests, draft agreements, commitment letters or similar material documents relating to such Superior Proposal); (ii) during the Notice Period, if requested by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding any modifications to the terms and conditions of this Agreement proposed by Parent in order to cause such Superior Proposal to no longer constitute a Superior Proposal; and (iii) the Company Board shall have considered any written proposals for modifications to this Agreement that may be proposed by Parent in a form that is binding on Parent subject only to execution by the Company and shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) that (y) after giving effect to such modifications proposed by Parent in a form that is binding on Parent subject only to execution by the Company, such Superior Proposal still constitutes a Superior Proposal, and (z) the failure to make the Company Board Change Recommendation would still reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e) Notice.

(i) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Offer Acceptance Time, the Company shall, as promptly as reasonably practicable (and in any event within twenty-four (24) hours), notify Parent if any Acquisition Proposal is received by the Company, any of the Company’s Subsidiaries or any of the Company’s Representatives from any Person or Group or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company’s Subsidiaries, or any of the Company’s Representatives, in each case, for the purpose of making an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal. Such notice must include (A) the identity of the Person or Group making such Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or information request (including copies of any proposals, offers, requests, draft agreements, commitment letters or similar material documents relating to such Acquisition Proposal) and (C) whether the Company or the Company’s Representatives have provided any Company Information to such Person or Group.

(ii) From and after the date of this Agreement, the Company shall keep Parent reasonably informed on a reasonably prompt basis (and, in any event, within twenty-four (24) hours) of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any material changes thereto) and provide any information and documents required to be provided to Parent pursuant to Section 5.3(e)(i) (including any material modifications thereto and copies of any proposal or offer, including proposed agreements relating to such Acquisition Proposal provided by such Person after the Company provides its initial notice of such Acquisition Proposal).

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), (ii) making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication), and such communication or disclosure, as applicable, shall not be considered a Company Board Recommendation Change or termination and shall not require the giving of a Determination Notice or compliance with the procedures set forth in Section 5.3(d) or Section 5.3(e) or (iii) making any disclosure to the Company Stockholders that is required under applicable Law; provided that any such disclosure that would constitute or contain a Company Board Recommendation Change shall be subject to, and may only be made in accordance with, the provisions in Section 5.3(d), and the foregoing shall in no way eliminate or modify the effect that such disclosure would otherwise have under this Agreement.

(g) Breach by Representatives. The Company acknowledges and agrees that if any Representative of the Company or any of its Subsidiaries (other than any independent contractor or employee of the Company or any of its Subsidiaries who is not an officer of the Company or any of its Subsidiaries) takes any action that if taken by the Company would be a breach of this Section 5.3, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.3.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company or its Subsidiaries, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company and its Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own respective business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation, Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to, if applicable), on the other hand, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective the Transactions, as promptly as practicable, and in any event prior to the Termination Date, including by (i) causing the conditions to the Offer set forth on Annex I and the conditions to the Merger set forth in Article VII to be satisfied and (ii) (A) obtaining all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions; provided, however, that in no event shall Parent be required to enter into litigation with any Governmental Authority in order to consummate the Transactions.

(b) Consents. If the consent or approval of, or a notice to, the counterparty to a Material Contract, Real Property Lease, or JV Lease is required under the terms thereof in connection with the Transactions, then, at the reasonable request of Parent, the Company shall use its commercially reasonable efforts to as promptly as reasonably practicable give any such notices to such counterparties and use commercially reasonable efforts to obtain such consents and approvals prior to the Closing (the receipt of which, for the avoidance of doubt, shall not constitute a condition to closing of the Transactions); provided, however, that in no event will the Company, Parent or any of its Subsidiaries be required, and in no event shall the Company prior to the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), pay any fee, penalty or other consideration or make any accommodation to any third party to obtain any consent or approval required in connection with the Transactions under the terms of a Material Contract, Real Property Lease or JV Lease. The Company shall, at Parent’s request, obtain payoff instructions and a customary payoff letter in connection with the repayment and termination of the Company Credit Agreement and any other Contract providing for Indebtedness for borrowed money and any Liens resulting therefrom.

(c) Limitations. Section 6.1(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below.

6.2 Antitrust Matters.

(a) Filings Under Antitrust Laws. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall (and shall cause their respective Affiliates, if applicable, to), to the extent required, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act within twenty (20) Business Days following the date of this Agreement; and (ii) as promptly as practicable following the date of this Agreement, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Antitrust Laws in connection with the this Agreement and the Transactions. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) subject to Section 6.2(b), make (or cause to be made) an appropriate response to any request or requirement for additional information by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction; and (D) take (and cause their Affiliates to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Transactions, including requesting early termination of the waiting period under the HSR Act; and (2) obtain any required consents pursuant to the HSR Act and any Antitrust Laws applicable to this Agreement or the Transactions, in the case of each of clauses (1) and (2), as promptly as reasonably practicable and in any event prior to the Termination Date. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall promptly inform the other of any material communication from any Governmental Authority regarding the Transactions in connection with such filings. If any Party or Affiliate thereof receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Laws applicable to the Transactions, then such Party shall make (or cause to be made), as promptly as practicable and after consultation and cooperation with the other Parties in accordance with Section 6.2(b), an appropriate response to such request; provided that neither Party shall stay, toll or extend any applicable waiting period under the HSR Act, pull and refile under the HSR Act, or enter into any timing or other agreement or understanding with any Governmental Authority with respect to the HSR Act or any other Antitrust Laws applicable to the Transactions without the consent of the other Party, which shall not be unreasonably conditioned or withheld. Parent shall pay all filing fees under the HSR Act and other Antitrust Laws; provided, that Parent and the Company shall each bear its own costs for the preparation of any such filings.

(b) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority or intervening party in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority or intervening party in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or Legal Proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority or intervening party with respect to the Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority or intervening party in respect of the Transactions without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public or competitively sensitive information (including trade secrets) provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of Parent or Merger Sub, without approval of the Company, if the Company is providing the non-public or competitively sensitive information, or to the Company, without approval of Parent, if Parent or Merger Sub is providing the non-public or competitively sensitive information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that is entitled to legal privilege with the other Parties, even on an “outside counsel only” basis, where this would cause such information to cease to be entitled to legal privilege.

(c) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain expiration or termination of any applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Transactions or clearance of the Transactions pursuant to any other Laws applicable to this Agreement or the Transactions as promptly as practicable and in any event prior to the Termination Date, each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment under the HSR Act and any other Antitrust Laws, including (i) the sale, divestiture, transfer, license, disposition or holding separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent, Merger Sub and their respective Affiliates and of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent, Merger Sub and their respective Affiliates and of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent, Merger Sub and their respective Affiliates and of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of the Company and its Subsidiaries, including the freedom of action of Parent, Merger Sub and their respective Affiliates and of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests or any other restriction on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable) customarily associated with a sale or divestiture of assets (any such action or limitation described in clauses (i) through (iv), a “Restriction”); provided that (A) nothing in this Section 6.2(c) shall require (1) Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to take, accept or agree to any Restriction unless the effectiveness of such Restriction is conditioned upon the Closing, (2) Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to commit to or effect any Restriction that, individually or in the aggregate with all other Restrictions, would be material to the Company and its Subsidiaries, taken as a whole (without giving effect to the Merger) or (3) Parent or any of its Affiliates to take, accept or agree to any Restriction other than solely with respect to the Company and its Subsidiaries; and (B) in no event shall the Company or its Subsidiaries agree to any Restriction relating to any consents, approvals or clearances under any Antitrust Law required to be obtained by the Parties in connection with the Transactions without the prior written consent of Parent. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority that is unrelated to the Transactions or is not conditioned on the Closing.

(d) Other Actions. If any administrative or judicial action or Legal Proceeding is instituted (or threatened to be instituted) by any Person challenging the transactions contemplated hereby as violative of any applicable Law, each of the Parties shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or Legal Proceeding, including any action or Legal Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(e) Prohibited Acquisitions. Parent and Merger Sub covenant and agree with the Company that between the date of this Agreement and the Effective Time or the earlier termination of this Agreement pursuant to Article VIII, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries not to, acquire or agree to acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) any type of ownership interest in any other Person, business enterprise or assets that operate, sell or franchise any type of fast casual restaurant or that would reasonably be expected to prevent or materially delay the expiration or termination of any waiting period pursuant to the HSR Act or any other Antitrust Laws applicable to this Agreement or the Transactions, the receipt of any clearance pursuant to any other Laws applicable to this Agreement or the Transactions, or the consummation of the Transactions.

6.3 Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Transactions; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Transactions, take all actions within their power to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

6.4 Access. At all times during the Pre-Closing Period, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall use its reasonable best efforts to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of the foregoing clauses (a) through (e). Nothing in this Section 6.4 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any analyses, appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 6.4 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries (1) shall be subject to the Company’s reasonable safety and security measures and insurance requirements and (2) shall not include any testing, sampling, monitoring or analysis of soil, groundwater, building materials, indoor or ambient air, or other environmental media without the written consent of the Company, which may be withheld at the Company’s sole discretion. All requests for access pursuant to this Section 6.4 must be directed to the General Counsel of the Company, or another person designated in writing by the Company. Except as may be otherwise permitted by this Section 6.4 and except in the ordinary course of business and not related to the Transactions, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any Person known by them to be an employee, independent contractor or other service provider of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions or any Person known by them to be a partner, franchisee or supplier of the Company in connection with any of the Transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company.

6.5 Section 16 and Rule 14d-10 Matters.

(a) Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Transactions, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company RSUs, Company PSUs or Company Options) in connection with the Transactions by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

(b) Prior to the Effective Time, the Compensation Committee, to the extent required, will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee in accordance with the requirements of Rule 14d-10(d)(2) promulgated under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act and satisfy the requirements of the nonexclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

6.6 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. Parent and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries (i) pursuant to the Organizational Documents of the Company and its Subsidiaries, as in effect on the date hereof, and (ii) under any indemnification agreements in effect on the date hereof between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) arising out of or relating to actions or omissions in their capacity as such occurring up to and including the Effective Time, including in connection with the approval of this Agreement and the transactions contemplated hereby, in each case which are disclosed as Material Contracts. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses of the Indemnified Parties that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company as of the date of this Agreement. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any manner that would be adverse to any Indemnified Person except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.6(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and its Subsidiaries shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that, at or prior to the Effective Time, such Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate, or while a director or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)) prior to or at the Effective Time; and (iii) the Transactions, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.6(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, Parent and its Subsidiaries shall, and Parent shall cause the Surviving Corporation to, advance all fees and expenses (including reasonable fees and expenses of counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding; provided that such Person agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Person is not ultimately entitled to indemnification. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard shall be made by independent legal counsel selected by the Surviving Corporation (which counsel shall be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect at the Closing (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.6(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s existing directors’ and officers’ liability insurance carrier as of the Closing. In lieu of the foregoing obligations, prior to the Effective Time the Company may purchase, after prior consultation with Parent, a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier as of the Closing so long as the cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.6(c) for an aggregate premium less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to, instead obtain as much comparable insurance as possible for an aggregate premium equal to the Maximum Annual Premium.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.6.

(e) No Impairment. The obligations set forth in this Section 6.6 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.6(c) (and their and the Indemnified Persons’ respective successors, heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.6, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.6 shall be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries in effect on the date hereof; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or shall be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.7 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, shall occur as of the Effective Time.

(b) Existing Arrangements. Subject to the provisions of this Section 6.7, nothing shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms, to comply with the provisions of this Section 6.7 or as required pursuant to applicable Law.

(c) Employment; Compensation.

(i) From the Effective Time through the first anniversary of the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with (A) an annual base salary or base wage rate, as applicable, that is no less favorable than that provided to such Continuing Employee as of the Effective Time, (B) a target annual bonus opportunity that is no less favorable than that provided to such Continuing Employee as of the Effective Time, and (C) severance benefits no less favorable than the severance benefits provided to such Continuing Employee as of the Effective Time.

(ii) If the Effective Time occurs prior to the date on which the Company pays annual bonuses for calendar year 2025, then Parent or one of its Subsidiaries (including the Surviving Corporation) shall pay a bonus to each Continuing Employee who is otherwise eligible to receive an annual cash bonus for calendar year 2025 and who remains employed with Parent or one of its Subsidiaries through the applicable payment date (except as provided below) based on the greater of (A) target or (B) actual performance achievement for calendar year 2025 under the terms of the applicable bonus program (the “2025 Annual Bonuses”); provided that, (1) if the employment of any Continuing Employee is terminated following the Closing and prior to the payment date for the 2025 Annual Bonus for reasons other than cause (as defined in the Company’s 2019 Long-Term Incentive Plan) or a resignation for good reason (if applicable, as defined in the applicable Employee Plan), then such Continuing Employee will be entitled to payment of a pro-rated portion of the 2025 Annual Bonus based on the number of days the Continuing Employee was employed during calendar year 2025 (subject to execution of a customary release), and (2) in no event shall payment of any 2025 Annual Bonus pursuant to this section result in the duplication of payments to any Continuing Employee under any other incentive, severance or other similar arrangement. The 2025 Annual Bonuses shall be paid by Parent or the Surviving Corporation at the same time that such annual bonuses are typically paid in the ordinary course of business by the Company.

(d) Benefit Plans.

(i) During the Continuation Period, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to provide each Continuing Employee with employee benefits (other than transaction-based benefits, non-qualified plan benefits, equity benefits and long-term incentives) that are substantially comparable in the aggregate to the employee benefits either (A) provided to such Continuing Employee as of the Effective Time or (B) provided to similarly situated employees of Parent and its Subsidiaries.

(ii) With respect to any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) (such plans, the “New Plans”) that is made available to any Continuing Employee, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries (and any predecessor thereto) prior to the Effective Time for purposes of eligibility to participate, vesting and, for purposes of vacation or other paid time off accrual and severance entitlement, entitlement to benefits, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to take all actions necessary to ensure (i) each Continuing Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) that all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of each New Plan that is a group health plan are waived for each Continuing Employee and his or her covered dependents; and (iii) that all eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins are given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time.

(e) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.7 shall not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) constitute the establishment of, or amendment or modification to, any Employee Plan or other benefit or compensation plan, program, policy, agreement or arrangement or require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any employee benefit plan, including any Employee Plan, or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.8 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.9 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form previously agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon (and consider in good faith any comments made by the other Parties in relation to), any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of (a) the Company in the case of any such press release or public statement by Parent or Merger Sub (which consent shall not be unreasonably withheld or delayed) or (b) Parent in the case of any such press release or public statement by the Company (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be required for any such press release or public statement required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided that the Parties shall not be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, stockholders, franchisees or vendors) that are consistent with public statements previously made in accordance with this Section 6.9; provided, further, that, the restrictions set forth in this Section 6.9 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto (in each case, in compliance with Section 5.3(f)) or (ii) in connection with any dispute between the Parties regarding this Agreement or the Transactions.

6.10 Transaction Litigation. During the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

6.11 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.12 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, licenses, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.13 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.14 Assistance with Restructuring Transactions. The Company shall, and shall cause the Company Subsidiaries to, cooperate with Parent to take any and all reasonable actions to the extent requested by Parent in writing no later than 5 Business Days prior to the Effective Time, in each case which are necessary or required in order to (i) transfer certain assets, liabilities and operations of the Company or a Company Subsidiary into one or more Company Subsidiaries immediately prior to, but conditioned upon, the consummation of the Offer and the Effective Time, and (ii) sell, immediately prior to, but conditioned upon, the consummation of the Offer and the Effective Time, the assets or equity interests of certain Company Subsidiaries to an affiliate of Parent for cash or such other consideration as may be reasonably acceptable to the Company (each transfer contemplated by clause (i) or (ii), a “Pre-Closing Transaction”). Any cash proceeds received by the Company or a Company Subsidiary pursuant to clause (ii) of the immediately preceding sentence (the “Pre-Closing Transaction Proceeds”) shall be distributed first to the Company and then further distributed pro rata to the Company Stockholders at the Effective Time in an integrated transaction that is treated for U.S. federal income Tax purposes as a redemption (including a deemed redemption pursuant to the Merger) of a number of shares of Company Common Stock with a value (based on the Per Share Price) equal to the amount of cash so distributed that, to the reasonable satisfaction of the Company, qualifies as a redemption of such shares of Company Common Stock that further qualifies as an exchange under Section 302 of the Code, taking into account the principles of Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954). In furtherance of the foregoing, for U.S. federal income Tax purposes, to the extent that Pre-Closing Transaction Proceeds are deposited with the Payment Agent for the benefit of holders of Company Common Stock, any such Pre-Closing Transaction Proceeds paid to holders of Company Common Stock shall be deemed to be paid to such holders in redemption of the applicable number of shares of Company Common Stock (based on the Per Share Price). For the avoidance of doubt, any cash received by a holder of Company Common Stock pursuant to the two immediately preceding sentences shall be treated for purposes of this Agreement as a payment to such holder of the applicable portion of the amount to which such holder is otherwise entitled pursuant to this Agreement. Section 6.14 of the Company Disclosure Letter contains a non-exclusive description of the types of Pre-Closing Transactions contemplated by this Section 6.14. The cooperation by the Company described in the first sentence of this Section 6.14 shall include, to the extent requested by Parent in writing no later than 5 Business Days prior to the Effective Time in connection with the Pre-Closing Transactions, (i) reasonably assisting Parent in the identification and valuation of any equity, assets, liabilities or operations proposed by Parent to be included in a Pre-Closing Transaction, and (ii) using commercially reasonable efforts to obtain releases of existing liens and security interests (subject to the occurrence of the consummation of the Offer and the Effective Time) necessary to effect any Pre-Closing Transaction. None of the representations, warranties, covenants or other undertakings of the Company, any of the Company’s Subsidiaries or any of their respective Representatives in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions contemplated by this Section 6.14 or by any action taken by the Company, any of the Company’s Subsidiaries or any of their Representatives at the request of Parent in furtherance of this Section 6.14. Notwithstanding anything to the contrary herein, (i) in no event shall the Company, any of the Company Subsidiaries or any of their respective Representatives be required to enter into any agreement or take any action under or with respect to this Section 6.14 unless such agreement or action is contingent upon the consummation of the Offer and the Effective Time, (ii) no obligation of the Company or any of the Company’s Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Effective Time, (iii) none of the Company, the Company’s Subsidiaries or any of their respective Representatives shall be required to pay any fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent or Merger Sub and (iv) none of the Company, the Company

Subsidiaries or any of their respective Representatives shall be required to take any action pursuant to this Section 6.14 to the extent that it determines, in its sole discretion exercised in good faith, that such action could result in any incremental cost, Tax or other adverse impact to any holder of Company Common Stock. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives for, from and against any and all reasonable, out-of-pocket costs, fees and expenses (including attorneys’ fees), Taxes, losses, claims and liabilities actually suffered or incurred by them in connection with such cooperation, and any action taken by them at the request of Parent pursuant to this Section 6.14.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the shares of Company Common Stock validly tendered pursuant to the Offer and not validly withdrawn.

(b) No Prohibitive Laws or Injunctions. No Law or Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Offer Acceptance Time by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if any Law or final, non-appealable Order applicable to the Merger or the Offer prohibits, makes illegal or enjoins the consummation of the Merger or the Offer;

(c) by either Parent or the Company, at any time prior to the Offer Acceptance Time, if the Closing has not occurred by 11:59 p.m., New York City time, on March 9, 2026 (the “Termination Date”); provided, however, that if as of the Termination Date the conditions set forth in clause (f) or (g) of Annex I (in the case of clause (g), solely with respect to a Law or Order relating to Antitrust Laws), shall not have been satisfied or validly waived by Parent or Merger Sub, to the extent waivable in accordance with this Agreement and applicable Laws by Parent or Merger Sub, then the Termination Date shall automatically be extended until 11:59 p.m., New York City time, on July 9, 2026 (and all references to the Termination Date herein and in Annex I shall be as so extended); and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available (i) to the Company, if Parent has the right to terminate this Agreement pursuant to Section 8.1(e), (ii) to Parent, if the Company has the right to terminate this Agreement pursuant to Section 8.1(f); or (iii) to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Transactions set forth in Article VII prior to the Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by Parent, at any time prior to the Offer Acceptance Time, if the Company Board (i) has failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or (ii) has effected a Company Board Recommendation Change;

(e) by Parent, at any time prior to the Offer Acceptance Time, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in clause (c) or (d) of Annex I, except that if such breach is capable of being cured by the Termination Date, Parent shall not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent shall not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.1(f);

(f) by the Company, at any time prior to the Offer Acceptance Time, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or have a material adverse effect on the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement or to consummate the Transactions, except that if such breach is capable of being cured by the Termination Date, the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(f) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination, it being understood that the Company shall not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.1(e);

(g) by the Company, if Merger Sub fails to commence the Offer within ten Business Days after the date of this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such failure to commence the Offer is principally caused by the material breach by the Company of any covenant or obligation of the Company set forth in this Agreement;

(h) by the Company, at any time prior to the Offer Acceptance Time, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3(d)(ii); provided that the Company shall pay or cause to be paid to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) prior to or concurrently with such termination; or

(i) by the Company (i) if following the expiration of the Offer, Parent or Merger Sub shall have failed to accept for payment all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 2.1(d) or (ii) if, following the Offer Acceptance Time, Parent or Merger Sub shall have failed to purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 2.1(d).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or representative of such Party) to the other Parties, as applicable, except that Section 6.9, this Section 8.2, Section 8.3 and Article IX shall each survive the termination of this Agreement. Notwithstanding the foregoing but subject to Section 8.3(d), no termination of this Agreement will relieve any Party from any liability for any fraud or Willful Breach of this Agreement by such Party prior to termination, which liability may include, pursuant to Section 261(a)(1) of the DGCL, monetary damages based on an amount representing the benefits of the lost premium payable to the holders of Company Common Stock, Company RSUs, Company PSUs, Company Options and Company Warrants, taking into consideration all relevant matters, including the aggregate Merger Consideration that such holders would be entitled to receive if the Merger were consummated pursuant to the terms of this Agreement (“Benefit of the Bargain Damages”) (which shall be deemed to be damages payable to the Company, on its own behalf or as representative of the holders of Company Common Stock, Company RSUs, Company PSUs, Company Options and Company Warrants). For the avoidance of doubt, (i) only the Company (and not holders of Company Common Stock, Company RSUs, Company PSUs, Company Options and Company Warrants) in its sole and absolute discretion may bring an action pursuing liability for such Willful Breach by Parent or Merger Sub and (ii)

only the Company may retain, without distribution to holders of Company Common Stock, Company RSUs, Company PSUs, Company Options and Company Warrants, any damages (including Benefit of the Bargain Damages) received. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees and expenses whether or not the Transactions are consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent shall pay or cause to be paid all (i) transfer, stamp, registration, documentary or other similar Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees, in each case, arising out of or in connection with entering into this Agreement and the consummation of the Transactions.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(c)); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicity announced and not withdrawn or otherwise abandoned prior to the date of such termination; and (C) within twelve (12) months following such termination of this Agreement, either (1) an Acquisition Proposal is consummated or (2) the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated, then the Company shall promptly (and in any event within three (3) Business Days) after such consummation pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(d), then the Company must promptly (and in any event within three (3) Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Sole Remedy. Except in the case of fraud or a Willful Breach, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) shall be the sole and exclusive remedy of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of such amount (to the extent owed), none of the Company Related Parties shall have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) shall remain obligated with respect to the Confidentiality Agreement and Section 8.3(a), as applicable).

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement this Agreement may be amended by the Parties at any time prior to the Offer Acceptance Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)).

8.5 Extension; Waiver. At any time and from time to time prior to the Offer Acceptance Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party or Parties contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party or Parties with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed to be a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

RaceTrac, Inc.

200 Galleria Parkway SE Unit 900

Atlanta, GA

Attn: Joseph Akers

Email: [***]

with a copy (which will not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, N.E. Suite 2800

Atlanta, Georgia 30309-4530

Attn:  Benjamin Barkley

 Kelsey Donnalley

Email: [***]

     [***]

(b)	if to the Company (prior to the Effective Time) to:

Potbelly Corporation

500 West Madison St., Suite 1000

Chicago, IL 60661

Attn: Adiya Dixon

Email: [***]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:  Allison M. Wein, P.C.

 Edward J. Lee, P.C.

Email: [***]

     [***]

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated March 18, 2025 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Parties hereto acknowledge and agree that (i) the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL, but shall have the effects provided in this Agreement. The Confidentiality Agreement shall (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.6, (b) if the Offer Acceptance Time occurs, (i) for the right of the holders of Company Common Stock to receive the Per Share Price or the Merger Consideration, as applicable, following the Offer Acceptance Time or the Effective Time, as applicable, in accordance with Article II and (ii) for the right of holders of Company RSUs, Company PSUs, Company Options and Company Warrants to receive the RSU Consideration, PSU Consideration, Option Consideration and Warrant Consideration, respectively, in each case, in accordance with Article II, (c) for the right of the Company, on behalf of the Company Stockholders and the holders of Company RSUs, Company PSUs, Company Options and Company Warrants (each of which are third party beneficiaries hereunder to the extent required for this clause (c) to be enforceable), to pursue specific performance as set forth in

Section 9.8(a)(i) or, if specific performance is not sought or granted as a remedy, damages (which damages the Parties agree may be Benefit of the Bargain Damages) in the event of Parent’s or Merger Sub’s breach of this Agreement and (d) the limitations on liability of the Company Related Parties set forth in Section 8.3(d).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(i) Specific Performance. The Parties acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions; (ii) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (iii) the provisions of Section 8.3 are not intended to and do not adequately compensate Parent and Merger Sub for the harm that would result from a breach of this Agreement by the Company, and shall not be construed to diminish or otherwise impair in any respect Parent’s or Merger Sub’s right to an injunction, specific performance and other equitable relief; and (iv) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections, on the basis that monetary damages would be a sufficient remedy, to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require or request the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date shall be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

9.9 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) based on, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding based on, arising out of or relating to this Agreement or the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy based on, arises out of or relating to this Agreement or the Transactions; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding based on, arising in connection with or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding based on, arising out of or relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty of the Company set forth in this Agreement shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third party rights, any Contract or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties of the Company set forth in this Agreement or of disclosing any information required to be disclosed under this Agreement.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

RACETRAC, INC.

By:	/s/ Natalie Bolch Morhous
Name: Natalie Bolch Morhous
Title: Chief Executive Officer

HERO SUB INC.

By:	/s/ Natalie Bolch Morhous
Name: Natalie Bolch Morhous
Title: President

POTBELLY CORPORATION

By:	/s/ Robert D. Wright
Name: Robert D. Wright
Title: President and Chief Executive Officer

Annex I

CONDITIONS TO THE OFFER

The obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered shares of Company Common Stock, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement in accordance with its terms; and (ii) at any scheduled Offer Expiration Time (subject to any extensions of the Offer pursuant to Section 2.1(c) of the Agreement), if: (A) the Minimum Condition, the Termination Condition and conditions set forth in clauses (f) and (g) of this Annex I shall not be satisfied by the Offer Expiration Time (subject to any extensions of the Offer pursuant to Section 2.1(c) of the Agreement); or (B) any of the additional conditions set forth below (other than the conditions set forth in clause (A)) shall not be satisfied or waived in writing by Parent:

(a) there shall have been validly tendered and not validly withdrawn shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its Affiliates, represent one more share of Company Common Stock than 50% of the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude shares of Company Common Stock validly tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(c) (i) the representations and warranties set forth in Section 3.6(a) (Company Capitalization; Capital Stock), Section 3.6(b)(i) (Company Capitalization; Stock Reservation and Awards) and Section 3.6(d) (Company Capitalization; Company Securities) shall be true and correct in all respects as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date), except for any de minimis inaccuracy or combination of inaccuracies in such representations and warranties;

(ii) the representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 3.6(c) (Company Capitalization; Company Stock Plans and Award Agreements), Section 3.6(e) (Company Capitalization; Other Rights), Section 3.7(b) (Subsidiaries) and Section 3.28 (Brokers) that (A) are not qualified by

Annex I-1

Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all material respects as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date); or (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications) as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date);

(iii) the representations and warranties set forth in Section 3.11(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Offer Expiration Time as if made at and as of the Offer Expiration Time; and

(iv) other than the representations and warranties set forth in Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 3.6(a) (Company Capitalization; Capital Stock), Section 3.6(b)(i) (Company Capitalization; Stock Reservation and Awards), Section 3.6(c) (Company Capitalization; Company Stock Plans and Award Agreements), Section 3.6(d) (Company Capitalization; Company Securities), Section 3.6(e) (Company Capitalization; Other Rights), Section 3.7(b) (Subsidiaries), Section 3.11(b) (Absence of Certain Changes) and Section 3.28 (Brokers), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(d) the Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Offer Expiration Time;

(e) Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been satisfied;

(f) the waiting periods applicable to the Offer pursuant to the HSR Act shall have expired or otherwise been terminated;

(g) no Law or Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Offer or the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect; and

Annex I-2

(h) the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition, the Termination Condition and clauses (f) and (g) of this Annex I (which may only be waived with the prior written consent of the Company)) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub.

Annex I-3